Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of September 29, 2017

by and between

COCA-COLA REFRESHMENTS USA, INC.

and

COCA-COLA BOTTLING CO. CONSOLIDATED

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1

Section 1.01	Certain Defined Terms	1

ARTICLE II PURCHASE AND SALE		2

Section 2.01	Purchase and Sale of Assets	1
Section 2.02	Assignment of Contracts and Rights; Third Party Consents	9
Section 2.03	Closing	9
Section 2.04	Purchase Price	9
Section 2.05	Closing Deliveries by the Sellers	10
Section 2.06	Closing Deliveries by the Buyer	11
Section 2.07	Adjustment of Purchase Price	11
Section 2.08	Allocation of Certain Items	14
Section 2.09	Allocation of Purchase Price	14
Section 2.10	Vending and Cold Drink Equipment	15
Section 2.11	Withholding	17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		17

Section 3.01	Incorporation, Qualification and Authority of the Sellers	18
Section 3.02	No Conflict	18
Section 3.03	Consents and Approvals	19
Section 3.04	Absence of Certain Changes or Events	19
Section 3.05	Absence of Litigation	19
Section 3.06	Compliance with Laws	19
Section 3.07	Governmental Licenses and Permits	19
Section 3.08	Assets	20
Section 3.09	Inventory	20
Section 3.10	Real Property	21
Section 3.11	Environmental Matters	21
Section 3.12	Contracts	22
Section 3.13	Employment Matters	25
Section 3.14	Employee Benefits Matters	26
Section 3.15	Insurance	27
Section 3.16	Product Recalls	27
Section 3.17	Transactions with Affiliates	28
Section 3.18	Undisclosed Payments	28
Section 3.19	Customer and Supplier Relations	28
Section 3.20	Financial Information	29
Section 3.21	Brokers	30
Section 3.22	Tax Matters	30
Section 3.23	Monster Energy Company Consent	30

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Assignment and Assumption of Lease
Exhibit D	Form of Employee Matters Agreement
Exhibit E	Territory

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 29, 2017, is made by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“CCR”; each of CCR and any Affiliate of CCR made a party hereto after the date hereof pursuant to Section 5.16 are referred to herein individually as a “Seller” and are referred to herein collectively as the “Sellers”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Sellers are engaged in, among other things, the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the Territory;

WHEREAS, the Sellers wish to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to the Buyer, and the Buyer wishes to purchase, acquire and accept from the Sellers, certain assets of the Sellers relating to the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the Buyer or a permitted Affiliate of the Buyer, CCR and TCCC (as defined herein) will enter into the CBA Amendment (as defined herein), which will govern the grant by CCR to the Buyer of certain exclusive rights (the “CBA Rights”) to market, promote, distribute and sell the Covered Beverages (as defined in the Comprehensive Beverage Agreement (as defined herein)) and Related Products (as defined in the Comprehensive Beverage Agreement) under the Trademarks (as defined in the Comprehensive Beverage Agreement) in the Territory.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, free and clear of all Liens except for Permitted Liens, all of the Sellers’ right, title and interest in, to and under the assets and properties of the Sellers primarily related to, or primarily used or primarily held for use in connection with, the Business, including the following assets and properties as the same shall exist as of the Closing (all of such assets and properties being sold, conveyed, assigned, transferred or delivered are referred to herein collectively as the “Transferred Assets”):

(i) subject to Section 2.02, all rights and benefits of the Sellers under the leases governing the leased real property listed in Section 2.01(a)(i) of the Disclosure Schedule (the “Real Property”), together with the Sellers’ right, title and interest in, to and under all structures, facilities or improvements currently or as of the Closing Date located thereon, including those structures, facilities and improvements listed in Section 2.01(a)(i) of the Disclosure Schedule, and all easements, licenses, rights and appurtenances related to the foregoing;

(ii) all finished goods, packaging materials and products for repacking operations, supplies and other inventories (including inventory located in vending equipment) primarily related to, or primarily used or primarily held for use in connection with, the Business, including those listed in Section 2.01(a)(ii) of the Disclosure Schedule;

(iii) all cold drink equipment and vending equipment primarily related to, or primarily used or primarily held for use in connection with, the Business, which equipment shall include all Transferred Fountain Equipment (collectively, the “Subject Equipment”), including the equipment described on Section 2.01(a)(iii) of the Disclosure Schedule;

(iv) all personal property owned by the Sellers and their interests therein primarily related to, or primarily used or primarily held for use in connection with, the Business, including the machinery, equipment (other than the Subject Equipment), furniture, furnishings, office equipment, communications equipment, forklifts, motorized vehicles, warehousing vehicles, trailers, spare and replacement parts, fuel, pre-mix and post-mix equipment and coolers, special event trailers, tools, beverage display and end aisle racks and advertising signs (illuminated and nonilluminated), point of sale materials and other tangible personal property (the “Tangible Personal Property”), including (A) those motorized vehicles, trailers, forklifts and warehousing vehicles listed on Section 2.01(a)(iv)-1 of the Disclosure Schedule and (B) those other items of personal property listed in Section 2.01(a)(iv)-2 of the Disclosure Schedule;

(v) subject to Section 2.02 and other than any Excluded Contracts, and except for any and all rights under any bottling, manufacturing, distribution, sales or other related contract or agreement for any TCCC brands and any of the goodwill and other intangible rights or assets associated therewith, all rights under (A) the Material Contracts set forth on Section 3.12(a) of the Disclosure Schedule, (B) those contracts and agreements primarily entered into in connection with the Business in the ordinary course of business that are not Material Contracts required to be disclosed on Section 3.12(a) of the Disclosure Schedule or that are entered into between the date hereof and the Closing Date in accordance with Section 5.01 that would not be required to be so disclosed on Section 3.12(a) of the Disclosure Schedule had such contracts or agreements been in existence as of the date hereof, (C) any contract or agreement entered into between the date hereof and the Closing Date in accordance with Section 5.01 which, had such contract or agreement been entered into prior to the date hereof, would have been a Material Contract required to be set forth on Section 3.12(a) of the Disclosure Schedule (each, a “Pre-Closing Material Contract”) and (D) any Shared Contract, to the extent assigned to the Buyer pursuant to a Partial Assignment and Release under Section 5.17 (collectively, the “Assumed Contracts”);

(vi) subject to Section 2.02 and to the extent transferable, all Material Permits, Environmental Permits and all other licenses, permits and other governmental authorizations primarily related to, or primarily used or primarily held for use in connection with, the Business, including those listed in Section 2.01(a)(vi) of the Disclosure Schedule;

(vii) the original books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, quality control records and procedures, lists of customers, customer records and, as and to the extent provided in the Employee Matters Agreement, personnel and employment records, in each case, related to, or primarily used or primarily held for use in connection with, the Business, provided that the Sellers shall retain copies of each of the foregoing, and provided, further, that if the Sellers are required by Law to retain the originals of such books, records, files and papers, they may do so and in such case they will provide the Buyer with copies thereof;

(viii) the deposits, advances, lease and rental expenses, pre-paid expenses, deferred charges, accrued rebates and credits and similar items set forth on the Final Amounts Schedule and which are not included in the Retained Assets;

(ix) the licensed Intellectual Property listed in Section 2.01(a)(ix) of the Disclosure Schedule (collectively, the “Transferred Licensed Intellectual Property”), which Transferred Licensed Intellectual Property, for purposes of clarity, shall not include any ownership or other proprietary interest in any Intellectual Property of the Sellers or their Affiliates (including TCCC) not specifically set forth on Section 2.01(a)(ix) of the Disclosure Schedule or any goodwill or other intangible rights or assets relating to or associated with the Intellectual Property of the Sellers or their Affiliates (including TCCC);

(x) the exclusive right for the Buyer to hold itself out as the purchaser of the Business (subject to the limitations set forth in Section 5.12 and Section 10.03), provided that such rights shall not be deemed to include any Intellectual Property (other than the Transferred Licensed Intellectual Property) of the Sellers or their Affiliates (including TCCC);

(xi) all casualty insurance benefits, if any, to the extent relating to events occurring with respect to the Transferred Assets prior to the Closing;

(xii) all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Transferred Assets;

(xiii) subject to Section 2.01(b)(vi), all Tax Returns related solely to the Business or the Transferred Assets;

(xiv) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers, whether arising by way of claim, counterclaim or otherwise, in each case, primarily related to the Business, the Transferred Assets or the Assumed Liabilities;

(xv) all petty cash used in the Business, as identified on the relevant balance sheet;

(xvi) those assets of the Business included within Net Working Capital or Other Assets and Liabilities which are reflected as assets on the Final Amounts Schedule and which are not Retained Assets, but only to the extent of the amounts so included; and

(xvii) the rights and other assets listed in Section 2.01(a)(xvii) of the Disclosure Schedule.

(b) Excluded Assets. Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers are not selling, and the Buyer expressly understands and agrees that the Buyer is not buying, any assets and properties of the Sellers other than those specifically listed or described more generally in Section 2.01(a), and, without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets and properties of the Sellers and their Affiliates, all of which shall be retained by the Sellers and their Affiliates (the “Excluded Assets”):

(i) other than as described in Section 2.01(a)(xv) or Section 2.01(a)(xvi), all cash, cash equivalents or marketable securities of the Sellers and their Affiliates on hand or held by any bank or other third Person and all rights to any bank accounts of the Sellers and their Affiliates;

(ii) all raw materials, work in process and packaging materials (other than packaging materials and products used for repacking operations) of the Business;

(iii) all accounts receivable of the Sellers and their Affiliates (including all such accounts receivable earned or accrued as of 12:01 a.m. Eastern Time on the Closing Date), and any loans and advances by the Sellers;

(iv) all franchise rights, if any, and, except for the Transferred Licensed Intellectual Property, all Intellectual Property owned by, licensed to or otherwise authorized for use by the Sellers or any of their Affiliates;

(v) except as set forth in Section 2.01(a)(i) of the Disclosure Schedule, all of the Sellers’ right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any Seller leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, together in each case with the Sellers’ right, title and interest in, to and under all structures, facilities or improvements currently or as of the Closing Date located on any such real property and all easements, licenses, rights and appurtenances related to the foregoing;

(vi) all Tax Returns (other than Tax Returns related solely to the Business or the Transferred Assets, except that the Sellers and their Affiliates will retain all federal and state income Tax Returns of the Sellers and/or their Affiliates, regardless of whether such income Tax Returns are related to the Business) and Tax Assets;

(vii) any employee benefit plans, programs, arrangements and agreements (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements, but not including any such agreements which are Assumed Contracts) sponsored or maintained by the Sellers or their respective Affiliates, and any trusts and other assets related thereto;

(viii) subject to Section 2.01(a)(xi), all policies of, or agreements for, insurance and interests in insurance pools and programs of the Sellers;

(ix) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers (including counterclaims) and defenses (A) against third parties relating primarily to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto or (B) relating to any period through the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that is asserted against the Sellers or for which indemnification is sought by the Buyer pursuant to Article IX;

(x) any interest of any Seller under this Agreement, any Companion Agreement and any other agreement, document or instrument entered into in connection with the transactions contemplated by this Agreement;

(xi) all personnel and employment records for employees and former employees of the Sellers, including Business Employees, except as otherwise provided in the Employee Matters Agreement;

(xii) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers; (B) any books and records relating primarily to the Excluded Assets; (C) any books, records or other materials that the Sellers (x) are required by Law to retain, (y) reasonably believe are necessary to enable the Sellers to prepare and/or file Tax Returns (copies of which will be made available to the Buyer upon the Buyer’s reasonable request) or (z) are prohibited by Law from delivering to the Buyer; and (D) copies of sales and promotional literature, manuals and data, sales and purchase correspondence, lists of suppliers and customers, and personnel and employment records that are Transferred Assets, provided that if the Sellers are required by Law to retain the originals of any such records, they may do so and in such case they will provide the Buyer with copies thereof;

(xiii) all Excluded Fountain Equipment;

(xiv) any and all rights under any bottling, manufacturing, distribution, sales or other related agreement for any TCCC brands and any of the goodwill and other intangible rights or assets associated therewith;

(xv) any other assets, properties, rights, contracts and claims of the Sellers or their Affiliates, wherever located, whether tangible or intangible, real, personal or mixed, in each case that are specifically listed in Section 2.01(b)(xv) of the Disclosure Schedule;

(xvi) any other assets, properties, rights, contracts and claims of the Sellers or their Affiliates wherever located, whether tangible or intangible, real, personal or mixed, that are not primarily related to or primarily used or primarily held for use in connection with the Business;

(xvii) any Shared Contract, to the extent not assigned to the Buyer pursuant to a Partial Assignment and Release under Section 5.17;

(xviii) any Excluded Contract;

(xix) all Retained Assets; and

(xx) the CBA Rights (and any and all ownership or other proprietary interest in any goodwill and other intangible rights or assets relating thereto or associated therewith), which are governed by the Comprehensive Beverage Agreement.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, and subject to the exclusion of the Excluded Liabilities, the Buyer hereby agrees, effective at the time of the Closing and from and after the Closing, to assume and agree to pay, discharge and perform in accordance with their terms, only the following liabilities, commitments and obligations of the Sellers arising from or relating to the Transferred Assets or the Business, as the same shall exist as of the Closing (the “Assumed Liabilities”):

(i) all liabilities, commitments and obligations arising under any of the Assumed Contracts to the extent such liabilities, commitments and obligations are required to be performed on or after, or relate to any period beginning on or after, the Closing and to the extent that they do not relate to any failure to perform or other breach, default or violation by a Seller under any such Assumed Contract prior to the Closing;

(ii) any liability or obligation with respect to Taxes imposed with respect to the Transferred Assets or the operation of the Business for any period beginning on or after the Closing Date (none of which, for the avoidance of doubt, shall include any Taxes arising from the Sellers’ operation of the Business prior to the Closing Date or the Sellers’ operation at any time of any business other than the Business), taking into account the allocation described in Section 2.08(a);

(iii) the obligations of the Buyer with respect to Business Employees arising under or otherwise set forth in the Employee Matters Agreement;

(iv) the obligation of CCR under that certain Amended and Restated Monster Energy Distribution Agreement dated as of June 12, 2015, between Monster Energy Company (“MEC”) and CCR, to pay, on a semi-annual basis, to the Coca-Cola North America division of TCCC, an amount per standard physical case of Monster brand beverage products sold in the Territory following the Closing and during the term of the Buyer’s Monster distribution agreement with MEC equal to the amount to be paid by the Buyer to TCCC on a semi-annual basis under the Buyer MEC Consent Agreement per standard physical case of Monster brand beverage products sold in the Additional Territory (as defined in the Buyer MEC Consent Agreement); and

(v) the liabilities of the Business included in Net Working Capital or Other Assets and Liabilities (in each case, other than any Retained Liabilities) on the Final Amounts Schedule, but only to the extent of the amounts so included.

(d) Excluded Liabilities. Except as specifically set forth in Section 2.01(c), the Buyer is not assuming or agreeing to pay or discharge any of the liabilities, commitments or obligations of the Sellers (or any of their Affiliates) of any kind whatsoever (all such liabilities, commitments and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) any Debt of any Seller or any of its Affiliates;

(ii) any liability, commitment or obligation relating to or arising under any Excluded Asset;

(iii) any liability, commitment or obligation with respect to Taxes of the Sellers or related to the Transferred Assets or the operation of the Business prior to the Closing Date (except to the extent specifically assumed pursuant to Section 6.01);

(iv) all accounts payable of the Sellers (including all accounts payable of the Business accrued as of 12:01 a.m. Eastern Time on the Closing Date), any amounts payable after the Closing for any goods or services delivered or performed prior to the Closing Date and any accrued expenses which are not reflected as current liabilities on the Final Amounts Schedule;

(v) all employment-related obligations or other liabilities of any kind or nature with respect to the Business Employees that arise prior to the Closing Date, including the obligations that are specifically retained by the Sellers under the Employee Matters Agreement, and any obligations arising under the Employee Plans;

(vi) any liability, commitment or obligation arising out of (A) any actual or alleged violation of any Environmental Law or Release of Hazardous Substances at any property that was formerly owned or leased in connection with the Business and that is not a Transferred Asset, (B) any Release of Hazardous Substances prior to the Closing at any Real Property or at any third party site to which the Business shipped such Hazardous Substances for the purpose of treatment, storage or disposal prior to the Closing Date or (C) any matter disclosed on Section 3.11 of the Disclosure Schedule (except to the extent that any such matter expressly described therein (other than any such matter for which the Sellers are obligated to conduct Environmental Activities pursuant to Section 5.19) is exacerbated by any action taken or not taken by the Buyer or its Affiliates after the Closing);

(vii) any liability, commitment or obligation for any intercompany accounts payable (including trade accounts payable) of, or other loan or advance by, TCCC or its Affiliates to any Seller;

(viii) any liability, commitment or obligation with respect to any recall, product liability or similar claims for injury to a Person or property, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects, in each case relating to any Pre-Closing Products (except to the extent that such liability, commitment or obligation results from or relates to any action taken or not taken by the Buyer or its Affiliates);

(ix) any liability, commitment or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.03 as TCCC Indemnified Parties or except as otherwise provided by the Employee Matters Agreement;

(x) any liability, commitment or obligation in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Action relates primarily to such operation prior to the Closing, including claims by any employee of the Sellers or their Affiliates;

(xi) any liability, commitment or obligation of the Sellers under this Agreement, any Companion Agreement and any other agreement, document or instrument entered into in connection with the transactions contemplated by this Agreement;

(xii) any liability, commitment or obligation arising under any Assumed Contract as a result of or in connection with any failure to perform, or other breach, default or violation by a Seller prior to the Closing;

(xiii) all Retained Liabilities; and

(xiv) any liability, commitment or obligation relating to or arising under any former operations of the Business that have been discontinued or disposed of prior to the Closing.

Section 2.02 Assignment of Contracts and Rights; Third Party Consents. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Buyer thereunder. Subject to Section 5.05(b), the Sellers and the Buyer will each use their reasonable best efforts to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Buyer as the Buyer may reasonably request. If such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the Buyer (as assignee of the applicable Seller) thereto or thereunder so that the Buyer would not in fact receive all such rights, the Sellers and the Buyer will, subject to Section 5.05(b), cooperate in a mutually agreeable arrangement, such as a subcontracting, sublicensing or subleasing arrangement, under which the Buyer would, in compliance with Law, obtain the benefits, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with such Transferred Asset or such claim, right or benefit in accordance with this Agreement, or under which the Sellers would, upon the Buyer’s request, enforce for the benefit (and at the expense) of the Buyer any and all of their rights against a third party associated with such Transferred Asset or such claim, right or benefit, and the Sellers would promptly pay to the Buyer when received all monies received by them under any such Transferred Asset or such claim, right or benefit. Notwithstanding any other provision of this Agreement to the contrary, this Section 2.02 will not apply to Shared Contracts, and the parties’ obligations with respect to Shared Contracts will be governed by Section 5.17.

Section 2.03 Closing. On the Business Day which is the Buyer’s first accounting day in the fiscal month commencing with the fiscal month beginning in October, 2017, in which the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Sellers and the Buyer may agree, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 12:01 a.m. Eastern Time or such other place, time or means (including electronically) as the Sellers and the Buyer may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date”.

Section 2.04 Purchase Price.

(a) Subject to adjustment pursuant to Section 2.07, the aggregate amount to be paid by the Buyer for the Transferred Assets shall be $36,559,123.94 (the “Base Purchase Price”). It is understood that, subject to adjustment pursuant to Section 2.07, the aggregate purchase price for the Transferred Assets is equal to $40,540,352.91 (the “Purchase Price”), calculated as (a) the Base Purchase Price, plus (b) the value of the Retained Assets, minus (c) the value of the Retained Liabilities. For the avoidance of doubt, the parties hereto agree that neither the Base Purchase Price nor the Purchase Price includes any payments contemplated by the Comprehensive Beverage Agreement.

(b) On the Business Day immediately preceding the Closing Date, the Buyer shall deliver to the Sellers an amount in cash (the “Closing Cash Payment”) equal to (i) the Purchase Price, minus (ii) the amount of the Estimated Net Working Capital Deficit, if any, plus (iii) the amount of the Estimated Net Working Capital Surplus, if any, minus (iv) the amount of the Estimated Other Third-Party Brand Deficit, if any, plus (v) the amount of the Estimated Other Third-Party Brand Surplus, if any, minus (vi) the amount of the Estimated DP Deficit, if any, plus (vii) the amount of the Estimated DP Surplus, if any, minus (viii) the amount of the Estimated Residual Transferred Assets Deficit, if any, plus (ix) the amount of the Estimated Residual Transferred Assets Surplus, if any, minus (x) the amount of the Estimated Other Assets and Liabilities Deficit, if any, plus (xi) the amount of the Estimated Other Assets and Liabilities Surplus, if any, minus (xii) the Estimated Retained Assets Amount, plus (xiii) the Estimated Retained Liabilities Amount, by wire transfer in immediately available funds, to an account or accounts as directed by the Sellers, provided that the Sellers will designate such account or accounts no later than three (3) Business Days prior to the anticipated Closing Date.

(c) The Sellers shall hold the Closing Cash Payment in an account in trust upon receipt thereof, solely for the benefit of the Buyer, pending the Closing. If the Closing does not occur by noon Eastern Time on the first Business Day following the date of delivery of the Closing Cash Payment to the Sellers (the “Anticipated Closing Date”), upon written request by the Buyer, the Sellers will disburse the Closing Cash Payment to the Buyer prior to 5:00 p.m. Eastern Time on the Anticipated Closing Date, by wire transfer in immediately available funds, to an account or accounts as directed by the Buyer, provided, that the Buyer will designate such account or accounts no later than three (3) Business Days prior to the Anticipated Closing Date. If the Closing occurs at or prior to noon Eastern Time on the Anticipated Closing Date, the Closing Cash Payment shall, simultaneously with the Closing and without further action by any party, automatically be released from trust and become the sole property of the Sellers. For avoidance of doubt, at all times when the Sellers are holding the Closing Cash Payment in trust for the benefit of the Buyer, the Closing Cash Payment shall be the sole property of the Buyer.

Section 2.05 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(a) a receipt for the Closing Cash Payment;

(b) the Bill of Sale, Assignment and Assumption Agreement and all such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Buyer all right, title and interest in, to and under the Transferred Assets;

(c) with respect to the Real Property, an Assignment and Assumption of Lease substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption of Lease”), duly executed by the applicable Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(d) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code, together with such other certificates or undertakings as shall be reasonably required to permit the Closing Cash Payment to be paid without provision for withholding Taxes under the Laws of any applicable jurisdiction; provided, that any failure by the Sellers to deliver any such certificates or undertakings at the Closing will not be deemed to constitute the failure of any condition set forth in Article VII, and the Buyer’s sole remedy in respect thereof will be to withhold an appropriate amount of Taxes from the Closing Cash Payment; and

(e) the other documents and certificates required to be delivered pursuant to Section 7.03.

Section 2.06 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers:

(a) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer;

(b) with respect to the Real Property, the Assignment and Assumption of Lease, duly executed by the Buyer and, if necessary, the Buyer’s signature shall be witnessed and/or notarized; and

(c) the other documents and certificates required to be delivered pursuant to Section 7.02.

Section 2.07 Adjustment of Purchase Price.

(a) The Sellers have prepared and delivered to the Buyer (1) an estimated closing statement of the Business as of the Closing Date (the “Estimated Closing Statement”), signed by an authorized officer of the Sellers (on behalf and in the name of the Sellers), which sets forth (i) the Estimated Net Working Capital Amount, (ii) (A) the Estimated Net Working Capital Surplus, if any, or (B) the Estimated Net Working Capital Deficit, if any, (iii) the Estimated Other Third-Party Brand Amount, (iv) (A) the Estimated Other Third-Party Brand Surplus, if any, or (B) the Estimated Other Third-Party Brand Deficit, if any, (v) the Estimated DP Amount, (vi) (A) the Estimated DP Surplus, if any, or (B) the Estimated DP Deficit, if any, (vii) the Estimated Residual Transferred Assets Amount, (viii) (A) the Estimated Residual Transferred Assets Surplus, if any, or (B) the Estimated Residual Transferred Assets Deficit, if any, (ix) the Estimated Other Assets and Liabilities Amount, (x) (A) the Estimated Other Assets and Liabilities Surplus, if any, or (B) the Estimated Other Assets and Liabilities Deficit, if any, (xi) the Estimated Retained Assets Amount, and (xii) the Estimated Retained Liabilities Amount, and (2) the unaudited balance sheet of the Business as of the Business Day that is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs determined consistent with the Agreed Financial Methodology (the “Estimated Closing Date Unaudited Balance Sheet”). All estimates set forth in the Estimated Closing Statement contemplated by clauses (iii), (iv), (v) and (vi) of the preceding sentence will be based on, and be consistent with, (x) the unaudited statement of income of the Business included in the 2016 Data and (y) the Agreed Financial Methodology, and such estimates shall be as of December 31, 2016. All other estimates set forth in the Estimated Closing Statement will be consistent with the Agreed Financial Methodology, and such estimates shall be based on the Sellers’ data included in the Estimated Closing Date Unaudited Balance Sheet. The Sellers conducted a physical inventory count on the Business Day which was the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs for the purpose of preparing the Estimated Closing Statement.

(b) The Sellers hereby agree to conduct a physical inventory count on the Closing Date for the purpose of preparing the Preliminary Amounts Schedule. The Sellers hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify. No later than one hundred twenty (120) days following the Closing Date, the Sellers will prepare, or cause to be prepared, and will deliver to the Buyer the Closing Financial Information and the Preliminary Amounts Schedule. The Preliminary Amounts Schedule will be based on, and consistent with, the Closing Financial Information. Upon reasonable prior written notice, the Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to prepare the Closing Financial Information and the Preliminary Amounts Schedule; provided, however, that (i) such access shall not unreasonably interfere with any of the businesses or operations of the Buyer or any of its Affiliates and (ii) the auditors and accountants of the Buyer or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c) The Buyer shall have one hundred twenty (120) days following receipt of the Preliminary Amounts Schedule during which to notify the Sellers of any dispute of any item contained in the Preliminary Amounts Schedule, which notice shall set forth in reasonable detail the basis for such dispute (a “Notice of Dispute”); provided, that the Notice of Dispute may not contain any disputes with respect to the calculation of the portion of the Residual Transferred Assets Amount attributable to the failure of the Buyer to locate or determine the existence of any Subject Equipment, it being understood that all disputes with respect to such matters will be governed by Section 2.10. Upon reasonable prior written notice, the Sellers shall provide the Buyer and its Representatives with reasonable access, during normal business hours, to the Sellers’ Representatives and such books and records as may be reasonably requested by the Buyer and its Representatives in order to verify the information contained in the Closing Financial Information and the Preliminary Amounts Schedule; provided, however, that (i) such access shall not unreasonably interfere with any of the businesses or operations of the Sellers or their Affiliates and (ii) the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(d) If the Buyer does not provide the Sellers with a Notice of Dispute within such one hundred twenty (120) day period, the Preliminary Amounts Schedule prepared by the Sellers shall be deemed to be the Final Amounts Schedule and will be conclusive and binding upon all parties hereto.

(e) If the Buyer provides the Sellers with a Notice of Dispute within such one hundred twenty (120) day period, the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Amounts Schedule shall be prepared in accordance with the agreement of the Buyer and the Sellers. If the Buyer and the Sellers are unable to resolve any dispute regarding the Preliminary Amounts Schedule within thirty (30) days after the Sellers’ receipt of the Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved in accordance with Section 2.07(f).

(f) Arbitration. If the Buyer and the Sellers are unable to resolve any dispute regarding the Preliminary Amounts Schedule, within thirty (30) days after the Sellers’ receipt of the Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved by a mutually agreed upon accounting firm that, unless otherwise mutually agreed by the parties, is independent of the Buyer and each Seller (meaning a firm of certified public accountants that has not provided services to any of the parties hereto or their Affiliates during the immediately preceding five (5) years) (such accounting firm, the “Arbitrator”). Such resolution shall be final and binding on the parties hereto and the Final Amounts Schedule shall be prepared in accordance with the resolution of the Arbitrator. The Buyer and the Sellers shall submit to the Arbitrator for review and resolution all matters (but only such matters) that are set forth in the Notice of Dispute that remain in dispute in determining the Net Working Capital Amount, the Other Third-Party Brand Amount, the DP Amount, the Residual Transferred Assets Amount, the Other Assets and Liabilities Amount, the Retained Assets Amount, or the Retained Liabilities Amount, as the case may be, and the Arbitrator shall, except in the case of manifest error, (A) not assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Sellers, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Sellers, on the other hand, and (B) make its determination based on written submissions by the Buyer and the Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Arbitrator shall use commercially reasonable efforts to complete its work within forty-five (45) days following its engagement. The fees, costs and expenses of the Arbitrator (i) shall be borne by the Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are resolved against the Buyer (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are resolved against the Sellers (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted.

(g) Adjustment Payments. Within five (5) Business Days following the determination of the Final Amounts Schedule in accordance with this Section 2.07:

(i) to the extent that there is a Closing Amounts Deficit, the Sellers shall pay to the Buyer in cash an amount equal to the Closing Amounts Deficit by wire transfer of immediately available funds to an account designated by the Buyer. Upon such payment, the Sellers shall be fully released and discharged of any obligation with respect to the Closing Amounts Deficit;

(ii) to the extent that there is a Closing Amounts Surplus, the Buyer shall pay to the Sellers in cash an amount equal to the Closing Amounts Surplus by wire transfer of immediately available funds to an account designated by the Sellers. Upon such payment, the Buyer shall be fully released and discharged of any obligation with respect to the Closing Amounts Surplus; and

(iii) any payment made pursuant to this Section 2.07(g) shall include an additional amount of interest on the amount so remitted at a rate per annum equal to the Six-Month Treasury Rate, which additional amount of interest shall accrue from and after the first calendar day after the Closing Date until the date of payment.

Section 2.08 Allocation of Certain Items. With respect to certain expenses incurred with respect to the Transferred Assets in the operation of the Business, the following allocations shall be made between the Buyer on the one hand and the Sellers on the other:

(a) Taxes. Except as otherwise provided by Section 6.01, real and ad valorem property Taxes shall be apportioned at the Closing based upon the amounts set forth in the current Tax bills therefor and the number of days in the taxable period prior to the Closing Date and in the taxable period including and following the Closing Date, and if necessary such Taxes shall be further apportioned after the parties hereto receive the final Tax bills relating thereto.

(b) Utilities. Utilities, water and sewer charges shall be apportioned based upon the number of days occurring prior to the Closing Date and including and following the Closing Date during the billing period for each such charge.

(c) Other. Other similar obligations paid in the ordinary course of business, including rent and lease obligations, as well as obligations owed to Business Employees in respect of reimbursable automobile-related expenses, shall be apportioned based upon the number of days occurring prior to the Closing Date and including and following the Closing Date during the billing period for each such charge.

Appropriate cash payments by the Buyer or the Sellers, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 2.08; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Final Amounts Schedule.

Section 2.09 Allocation of Purchase Price. Within forty-five (45) days after the later of (a) the determination of the Final Amounts Schedule in accordance with Section 2.07 and (b) the final resolution of the Missing Equipment Notice in accordance with Section 2.10(c), the Buyer shall deliver to the Sellers a schedule (the “Allocation Schedule”) allocating the Purchase

Price (together with the Assumed Liabilities and any other items treated as consideration for the Transferred Assets for Tax purposes) among the Transferred Assets; provided, however, that, in any event, the Buyer will deliver a draft of the allocation schedule with respect to the Closing to the Sellers no later than June 30, 2018. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Such allocation shall be deemed final unless the Sellers shall have notified the Buyer in writing of any disagreement with the Allocation Schedule within thirty (30) days after submission thereof by the Buyer. In the event of such disagreement, the Buyer and the Sellers shall use reasonable efforts to reach agreement on a reasonable allocation. In the event that the Buyer and the Sellers do not reach an agreement, the Arbitrator shall make a determination as to each disputed item, which determination shall be final and binding upon the Buyer and the Sellers. The Buyer and the Sellers agree to file their respective Internal Revenue Service Forms 8594, and all federal, state, and local Tax Returns, in accordance with the Allocation Schedule as finally determined under this Section 2.09. The Buyer and the Sellers each agree to provide the other promptly with any other information required to complete the Allocation Schedule and their Forms 8594.

Section 2.10 Vending and Cold Drink Equipment.

(a) Set forth on Section 2.01(a)(iii) of the Disclosure Schedule is a list of the Subject Equipment that the Sellers have assigned a Net Book Value greater than $20 and that has been serviced within the previous twenty-four (24) months and/or has produced revenue within the previous twelve (12) months and the location thereof (as updated pursuant to this Section 2.10, the “Key Subject Equipment”), as well as a depreciation schedule and the acquisition cost for the Key Subject Equipment. Within one hundred twenty (120) days following the Closing, the Sellers will, by written notice to the Buyer in accordance with the terms of this Agreement, amend or supplement Section 2.01(a)(iii) of the Disclosure Schedule (as amended or supplemented, the “Closing Key Subject Equipment Schedule”) to update the list of the Key Subject Equipment existing as of the Closing Date and the corresponding acquisition cost and accumulated depreciation (such update for the accumulated depreciation shall be made to the accumulated depreciation data set forth in the update of Section 2.01(a)(iii) of the Disclosure Schedule delivered pursuant to Section 5.08) for the Key Subject Equipment, as well as the method for computing the agreed replacement value of each item of Key Subject Equipment (the “Agreed Replacement Value”) following the Closing and a “weighted average” value for each category of Key Subject Equipment (the “Weighted Average Value”) as of the Closing Date.

(b) Each of the parties hereto hereby agrees that, although the physical location or existence of certain pieces of the Key Subject Equipment as reflected on the Closing Key Subject Equipment Schedule may not be determinable, the failure of the Buyer to locate or determine the existence of all such Key Subject Equipment will not provide the basis of or result in a reduction of or adjustment to the Purchase Price (except as otherwise provided in this Section 2.10) or otherwise provide the basis of or result in a claim for indemnification under Article IX. Within ten (10) Business Days following the six (6) month anniversary of the delivery by the Sellers to the Buyer of the Closing Key Subject Equipment Schedule, the Buyer shall deliver written notice to the Sellers (the “Missing Equipment Notice”) with the following information: (i) a list of each item of Key Subject Equipment which the Buyer has failed to locate or the existence of which the Buyer has failed to determine (the “Missing Equipment”),

(ii) the Weighted Average Value of each item of Missing Equipment, (iii) a list of each other item of Subject Equipment present at the location specified for an item of Missing Equipment on the Closing Key Subject Equipment Schedule, which list shall specify the location (outlet name and address along with outlet number), make, model and asset identification number for each such other item of Subject Equipment, the date such item was observed and the name of the individual who made such observation, and (iv) a list of any Substitute Subject Equipment that the Buyer has located during such period following the Closing; provided, that the Buyer may only provide the Sellers with one (1) Missing Equipment Notice, which Missing Equipment Notice may be adjusted pursuant to Section 2.10(c). The Missing Equipment Notice will also include a calculation (the “Threshold Calculation”) of whether the total Weighted Average Value of all Missing Equipment included in the Missing Equipment Notice exceeds five percent (5%) (the “Subject Equipment Threshold”) of the total Weighted Average Value of (I) all Key Subject Equipment listed on the Closing Key Subject Equipment Schedule plus (II) any Substitute Subject Equipment. Notwithstanding anything to the contrary set forth in this Agreement, the provision of a Missing Equipment Notice pursuant to this Section 2.10 and the rights of the Buyer with respect thereto set forth in this Section 2.10 are the sole and exclusive remedy available to the Buyer with respect to Missing Equipment. In addition, between the date that the Closing Key Subject Equipment Schedule is delivered by the Sellers to the Buyer and the date that the Missing Equipment Notice is delivered by the Buyer to the Sellers, the Buyer shall provide to the Sellers monthly written updates regarding the status of any Missing Equipment by not later than twenty (20) Business Days after the end of each month. If and to the extent that the relocation within the Territory of any Substitute Subject Equipment is necessary (as determined by the Buyer in its sole discretion), the Sellers will bear any out-of-pocket costs related to such relocation. Such Substitute Subject Equipment will be free and clear of all Liens, except for Permitted Liens.

(c) The Sellers shall have ninety (90) days following receipt of the Missing Equipment Notice during which to notify the Buyer of any dispute of any Missing Equipment contained on the Missing Equipment Notice (an “Equipment Dispute Notice”). If the Sellers do not provide the Buyer with an Equipment Dispute Notice within such ninety (90) day period, the Missing Equipment Notice prepared by the Buyer shall be deemed to be final and will be conclusive and binding upon the parties hereto. If the Sellers do provide the Buyer with an Equipment Dispute Notice within such ninety (90) day period, then the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible. If the total Weighted Average Value of all of the Missing Equipment set forth on the Missing Equipment Notice and described in the Threshold Calculation exceeds the Subject Equipment Threshold (or if the resolution of the Equipment Dispute Notice is that it exceeds the Subject Equipment Threshold), the Sellers shall pay the Buyer the dollar value (based on the Agreed Replacement Value as of the Closing Date) of all of the Missing Equipment (and not just the Missing Equipment in excess of the Subject Equipment Threshold) set forth on the Missing Equipment Notice. If the total Weighted Average Value of all of the Missing Equipment set forth on the Missing Equipment Notice and described in the Threshold Calculation does not exceed the Subject Equipment Threshold (or if the resolution of the Equipment Dispute Notice is that it does not exceed the Subject Equipment Threshold), the Sellers shall not be required to make any payments under this Section 2.10.

(d) Notwithstanding anything set forth in this Section 2.10, if the parties have determined that the Sellers are required to pay the Buyer with respect to Missing Equipment in accordance with this Section 2.10, the parties agree that the Sellers shall, prior to paying any amounts under this Section 2.10, first attempt to substitute for pieces of the Missing Equipment comparable pieces of cold drink and vending equipment from the Sellers’ inventory (i) with a comparable Agreed Replacement Value and in the same equipment category as the Missing Equipment, and (ii) in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted. If the Sellers are able to make any such substitution, they will transfer such substitute piece of equipment to the Buyer free and clear of all Liens, except for Permitted Liens, and relocate such equipment to a location in the Territory designated by the Buyer at the sole cost and expense of the Sellers. If the Sellers substitute comparable pieces of cold drink and vending equipment from the Sellers’ inventory for pieces of Missing Equipment as described in this Section 2.10(d), then the amount that the Sellers are to pay to the Buyer under Section 2.10(c) will be reduced by the Agreed Replacement Value of such Missing Equipment that is so substituted.

(e) The Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to verify the information contained in the Missing Equipment Notice; provided, however, that such access shall not unreasonably interfere with the business or operations of the Buyer. The Buyer shall also provide the Sellers and their respective Representatives with access to the Buyer’s sales and service records for purposes of determining whether the Buyer or any of its Affiliates has sold to or serviced any Subject Equipment. The Buyer hereby covenants and agrees that it shall maintain and track the BASIS outlet number along with maintaining and tracking the same service control numbers and CCR asset tracking number for each item of Subject Equipment as those utilized by the Sellers prior to the Closing.

Section 2.11 Withholding. Neither the Sellers nor the Buyer shall deduct or withhold any amounts payable to the other hereunder without consulting with the other party prior to deducting or withholding any such amounts and each shall use reasonable best efforts to cooperate with the other party in minimizing or eliminating such amounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as provided in the Disclosure Schedule delivered by the Sellers to the Buyer on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Disclosure Schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Sellers jointly and severally represent and warrant to the Buyer as follows:

Section 3.01 Incorporation, Qualification and Authority of the Sellers. Each of the Sellers is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Companion Agreements. Each of the Sellers has the corporate or other applicable power and authority to operate its business with respect to the Transferred Assets as now conducted and is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Transferred Assets, except for jurisdictions where the failure to be so qualified or in good standing has not or would not reasonably be expected to adversely affect either the Business in any material respect or such Seller’s ability to consummate the transactions contemplated by this Agreement. The execution and delivery by the Sellers of this Agreement and the Companion Agreements and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate or other applicable action on the part of the Sellers. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Buyer and/or any Affiliate of the Buyer executing any such Companion Agreement, if applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Sellers (as applicable), enforceable against the Sellers (as applicable) in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the Buyer or its Affiliates, the execution, delivery and performance by the Sellers (as applicable) of this Agreement and the Companion Agreements and the consummation by the Sellers (as applicable) of the transactions contemplated by this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the Sellers, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or the Transferred Assets or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Transferred Assets pursuant to, any Material Contract, other than, with respect to the foregoing clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material cost or result in a material disruption to the Business.

Section 3.03 Consents and Approvals. The execution and delivery by the Sellers (as applicable) of this Agreement and the Companion Agreements do not, and the performance by the Sellers (as applicable) of, and the consummation by the Sellers (as applicable) of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not (i) prevent or delay the consummation by the Sellers (as applicable) of the transactions contemplated by, or the performance by the Sellers (as applicable) of any of their material obligations under, this Agreement and the Companion Agreements or (ii) result in any material cost to the Business, (b) for customary recording of assignments of leases or similar real property instruments in the applicable public real estate records at or promptly following the Closing, or (c) as may be necessary as a result of any facts or circumstances specifically relating to the Buyer or its Affiliates.

Section 3.04 Absence of Certain Changes or Events. Except as contemplated by this Agreement, from December 31, 2016 to the date of this Agreement, (a) the Sellers have conducted the Business in the ordinary course of business consistent with past practices, (b) none of the Sellers have taken any action which, if taken after the date of this Agreement, would require the consent of the Buyer pursuant to Section 5.01, and (c) there has not occurred any state of facts, event, change, condition, effect, circumstance or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect or that would materially impair or materially delay the ability of the Sellers to consummate the transactions contemplated by, or to perform their obligations under, this Agreement or the Companion Agreements.

Section 3.05 Absence of Litigation. There are no material Actions pending or, to the Knowledge of the Sellers, threatened against any of the Sellers relating to the Transferred Assets or the Business or that seek to, or would reasonably be expected to, materially impair or delay the ability of a Seller to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements. During the past three (3) years, there has been no material Action instituted or threatened in writing against any of the Sellers relating primarily to the Transferred Assets or the Business.

Section 3.06 Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered solely in Section 3.11), the Business is, and since December 31, 2013 has been, conducted in compliance with all applicable Laws in all material respects, and no Seller has been charged with, and no Seller has received any written notice that it is under investigation with respect to, and, to the Knowledge of the Sellers, no Seller is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Authority with respect to the Business, the Transferred Assets or the Assumed Liabilities.

Section 3.07 Governmental Licenses and Permits.

(a) Excluding Environmental Permits (which are covered solely in Section 3.11), and except as has not had and would not reasonably be expected to result in material liability to the Business, the Sellers hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are required for the operation of the Transferred Assets or the Business as conducted by the Sellers (collectively, “Material Permits”).

(b) Excluding Environmental Permits (which are covered solely in Section 3.11), none of the Sellers is in default under or violation of any of the Material Permits in any material respect or has Knowledge of any facts, conditions or circumstances that would reasonably be expected to result in the suspension or revocation of, or prevent the renewal of, any such Material Permits.

Section 3.08 Assets.

(a) The Transferred Assets are owned by the Sellers and their Affiliates free and clear of all Liens, except for Permitted Liens. The Sellers or their Affiliates have good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets.

(b) Except for the services provided under the Companion Agreements and general centralized administrative and corporate functions, as of the date hereof the Transferred Assets collectively constitute, and as of the date immediately prior to the Closing Date the Transferred Assets (as may be adjusted pursuant to Section 5.08) collectively will constitute, all of the assets, properties, rights and interests necessary to operate the Business in the manner operated by the Sellers from December 31, 2016 through the date of this Agreement and as of immediately prior to the Closing Date, respectively.

(c) All items of Tangible Personal Property and buildings, plants, improvements and other assets included in the Transferred Assets (i) are in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted, (ii) are usable in the ordinary course of business consistent with past practice and (iii) conform in all material respects to all Laws applicable thereto. Except for the Subject Equipment and equipment or property held by the Sellers’ customers, repair and service providers or others in the ordinary course of business consistent with past practices, all of the Tangible Personal Property included in the Transferred Assets is in the possession of the Sellers or their Affiliates.

(d) (i) No individual identified in the definition of “Knowledge of the Sellers” has received written notice that any Third Party Intellectual Property, or the use of such Third Party Intellectual Property in the Business, infringes, violates or misappropriates the Intellectual Property of any other Person; and (ii) to the Knowledge of the Sellers, excluding the Third Party Intellectual Property, the other Transferred Assets do not, and their use in the Business does not, otherwise infringe, violate or misappropriate the Intellectual Property of any other Person.

Section 3.09 Inventory. The inventory of the Business, as will be reflected on the Final Amounts Schedule, (a) is of a quality and quantity presently usable and saleable in the ordinary course of business consistent with past practice and (b) is valued on the books and records of the Sellers at the lower of Cost or market on an average cost or first in, first out basis.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Disclosure Schedule lists the street address of the Real Property and a list of all leases and occupancy agreements with respect to the Real Property, together with a notation as to whether the Real Property constitutes “Critical Leased Property”. The Sellers have delivered to the Buyer a true, correct and complete copy of each such lease and occupancy agreement, together with all amendments thereto. A Seller or an Affiliate of the Sellers has a valid leasehold, usufruct or similar interest in the Real Property, free and clear of all Liens except for Permitted Liens or Liens created by or through the Buyer or any of its Affiliates.

(b) To the Knowledge of the Sellers, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Real Property or the improvements thereon.

(c) The Sellers have not received written notice of the actual or pending imposition of any assessment against the Real Property for public improvements.

(d) The Sellers have not received written notice from any Person within the past three (3) years of any default or breach under any covenant, condition, restriction, right of way, easement or license affecting the Real Property, or any portion thereof, that remains uncured, except where any failure to cure would not result in a material cost or disruption to the Business. Any easements and rights-of-way that serve the Real Property are valid and enforceable, in full force and effect and are not subject to any prior Liens (other than Permitted Liens) that could result in a forfeiture thereof, except where such invalidity, unenforceability, ineffectiveness or forfeiture would not result in a material cost or disruption to the Business.

(e) All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Real Property have been obtained and complied with, except where the failure to so obtain or comply would not result in any material cost to the Business.

(f) The Sellers have not received written notice of any special assessments to be levied against the Real Property for which the Buyer would be responsible.

Section 3.11 Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule:

(a) The Sellers are, and have been for the past three (3) years, operating the Business and the Transferred Assets in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. No Seller has received any written notice during the past three (3) years from any Governmental Authority alleging that such Seller is not in compliance in any material respect with any Environmental Law or Environmental Permit in connection with its operation of the Business or the Transferred Assets.

(b) There are no pending or, to the Knowledge of the Sellers, threatened Actions against any of the Sellers alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances associated with the Business or the Transferred Assets. During the past three (3) years, there have been no Actions instituted or, to the Knowledge of the Sellers, threatened in writing against any of the Sellers alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances associated with the Business or the Transferred Assets.

(c) The Sellers hold all material Environmental Permits that are required for the operation of the Transferred Assets or the Business. None of the Sellers is in default under or violation of any of the Environmental Permits in any material respect or has Knowledge of any facts, conditions or circumstances that would reasonably be expected to result in the suspension of, or prevent the renewal of, any such Environmental Permits.

(d) No Seller, nor to the Knowledge of the Sellers, any other Person, has caused any Release of a Hazardous Substance at any of the Real Property in excess of a reportable quantity or which requires remediation, which Release remains unresolved.

(e) None of the Real Property is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a Release or threatened Release of a Hazardous Substance.

(f) To the Knowledge of the Sellers, none of the Real Property contains, and no Seller, nor, to the Knowledge of the Sellers, any other Person, has operated any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments or disposal areas at any of the Real Property. To the Knowledge of the Sellers, none of the Real Property contains any (x) asbestos-containing material in any friable and damaged form or condition or (y) materials or equipment containing polychlorinated biphenyls.

(g) Notwithstanding anything in this Agreement to the contrary, the only representations and warranties in this Agreement concerning environmental and human health and safety matters are set forth in this Section 3.11.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of the following written contracts and the material terms and conditions of the following oral contracts which relate, in each case, primarily to, or were primarily entered into in connection with, the Business, to which any Seller is a party, and which are Assumed Contracts (the “Material Contracts”) (other than the insurance policies set forth on Section 3.15 of the Disclosure Schedule and the Employee Plans):

(i) all contracts (excluding work orders, purchase orders and credit applications submitted in the ordinary course of business) that individually involve annual payments to or from a Seller in excess of $25,000;

(ii) all contracts for the employment of any Business Employee or with respect to the equity compensation of any Business Employee, in each case, that is not terminable at-will;

(iii) all Collective Agreements;

(iv) all contracts imposing a Lien (other than a Permitted Lien) on any Transferred Asset;

(v) (A) all leases relating to the Real Property and all other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $125,000 individually by a Seller, and any material oral leases to which any of the Sellers is a party (if any) relating to the Real Property, and (B) all leases relating to rolling stock or material handling equipment (including forklifts);

(vi) all contracts that limit or restrict the Business from engaging in any business or activity in any jurisdiction;

(vii) all contracts that contain exclusivity obligations or restrictions binding on the Business such that the Business is prohibited from engaging in any business or activity whether alone or with third parties, whether before or after the Closing, other than (A) any contracts or agreements with respect to Incubation Beverages (as defined in the Comprehensive Beverage Agreement) with any Seller or any of the Sellers’ Affiliates as long as such exclusivity obligations or restrictions are limited to the Territory or (B) any contracts or agreements with respect to third-party licensed beverage brands that will terminate prior to the Closing without survival of any such exclusivity obligation or restriction;

(viii) all contracts for capital expenditures or the acquisition or construction of fixed assets, in each case, in excess of $25,000, whether individually or in the aggregate;

(ix) all contracts granting to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Transferred Asset;

(x) all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(xi) all joint venture or partnership contracts, cooperative agreements and all other contracts providing for the sharing of any profits;

(xii) all contracts by which a Seller licenses the Transferred Licensed Intellectual Property, other than contracts for commercially available, off-the-shelf computer software with a replacement cost or aggregate annual license and maintenance fee of less than $20,000;

(xiii) all contracts that contain any “most favored nation” (or equivalent) provision in favor of any Customer;

(xiv) all contracts with a Governmental Authority other than contracts with educational institutions administered by a Governmental Authority, including all Tax incentive agreements or similar agreements with respect to the Business with any Governmental Authority;

(xv) all contracts not made in the ordinary course of business that individually involve annual payments to or from a Seller in excess of $25,000;

(xvi) all contracts that relate to the acquisition or disposition of any business or any material amount of stock, assets or real property;

(xvii) all contracts granting a Seller rights to distribute, promote, market or sell any beverage or beverage product in the Territory, other than contracts regarding distribution, promotion, marketing and sale of the beverages and beverage products described on Section 7.01(c) of the Disclosure Schedule or any contract with any Seller or any of its Affiliates;

(xviii) to the Knowledge of the Sellers, all written contracts with any Seller or any Affiliate of a Seller granting a Seller rights to distribute, promote, market or sell any beverage or beverage product in the Territory, but only to the extent that such contracts will not be superseded by the Comprehensive Beverage Agreement; and

(xix) all other contracts and leases involving annual payments to or from a Seller in excess of $25,000 that are material to the Transferred Assets or to the operation of the Business.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a true, correct and complete (i) list as of the date hereof of all Shared Contracts and (ii) list or general description as of the date hereof of any other goods or services that the Business receives or provides pursuant to any national or worldwide contract or agreement that relates to both the Business and the businesses retained by the Sellers and/or their Affiliates that will not be available to the Buyer after the Closing on substantially the same terms as available to the Business prior to the Closing.

(c) Each Material Contract, Shared Contract and Specified Non-Transferring Contract is a legal, valid and binding obligation of a Seller and, to the Knowledge of the Sellers, of each other party to such Material Contract, Shared Contract or Specified Non-Transferring Contract, as applicable, and each is enforceable against a Seller and, to the Knowledge of the Sellers, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). None of the Sellers nor, to the Knowledge of the Sellers, any other party to a Material Contract, Shared Contract or Specified Non-Transferring Contract is in material default or material breach or has failed, or as of the Closing will have failed, as applicable, to perform any material obligation under a Material Contract, Shared Contract or Specified Non-Transferring Contract, as applicable, and, to the Knowledge of the Sellers, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of the Sellers has received any written notice of a proposed termination, cancellation or non-renewal with respect to any Material Contract, Shared Contract or Specified Non-Transferring Contract. It is understood that certain of the Material Contracts, Shared Contracts or Specified Non-Transferring Contracts may expire by their terms between the date of this Agreement and the Closing Date, and no such expiration will be considered a breach of any of the representations set forth in this Section 3.12(c). Each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby has been identified on Section 3.12(a) of the Disclosure Schedule with an asterisk.

(d) As of the Closing, each Pre-Closing Material Contract will be a legal, valid and binding obligation of a Seller and, to the Knowledge of the Sellers, of each other party to such Pre-Closing Material Contract, and, as of the Closing, each will be enforceable against a Seller and, to the Knowledge of the Sellers, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). As of the Closing, none of the Sellers nor, to the Knowledge of the Sellers, any other party to a Pre-Closing Material Contract will be in material default or material breach or will have failed to perform any material obligation under a Pre-Closing Material Contract and, to the Knowledge of the Sellers, as of the Closing, there will not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). As of the Closing, none of the Sellers will have received any written notice of a proposed termination, cancellation or non-renewal with respect to any Pre-Closing Material Contract.

(e) The Sellers have provided the Buyer with true, correct and complete copies of all Material Contracts and all portions of any Shared Contracts and Specified Non-Transferring Contracts that relate to the Business (together with such other portions thereof as are necessary to comprehend the terms thereof that apply to the Business) and all written modifications, amendments and supplements thereto and written waivers thereof, in each case, as of the date hereof. To the extent that, between the date hereof and the Closing, the Sellers locate any contracts which would have been required to be disclosed in response to Section 3.12(a)(xviii) if the Sellers had Knowledge of such contracts on the date hereof, then the Sellers will promptly provide true, correct and complete copies of any such contracts to the Buyer.

Section 3.13 Employment Matters.

(a) The Sellers have provided to the Buyer a complete and accurate list of the following information as of the date of this Agreement for each Business Employee: employer; job title; location; date of hiring; date of commencement of employment; and current compensation paid or payable. The Sellers have provided to the Buyer the following information as of immediately prior to the Closing (to the extent that such information was able to be generated at the time provided) for each Business Employee: service credit for purposes of vesting and eligibility to participate under any Employee Plan (including any vacation or other paid time off policy of the Sellers). The parties agree and acknowledge that, due to the timing of the deliveries contemplated by the preceding sentence, and as a result of ordinary course personnel turnover, certain individuals who are identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may not be Business Employees at the Closing, and certain individuals who are not identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may be Business Employees at the Closing, and in no event will any resulting inaccuracies in any information delivered pursuant to this Section 3.13(a) be considered a breach of any provision of this Agreement. Further, within ten (10) Business Days following the Closing, the Sellers will provide to the Buyer, for each Business Employee, data relating to the amount of sick and vacation leave that is accrued but unused as of the Closing.

(b) Except as set forth on Section 3.13(b) of the Disclosure Schedule, (i) none of the Business Employees is, or during the past two (2) years has been, represented by a union, labor organization or group (collectively, a “Union”) that was either voluntarily recognized or certified by any labor relations board; (ii) none of the Business Employees is, or during the past two (2) years has been, a signatory to or bound by a Collective Agreement with any Union; (iii) to the Knowledge of the Sellers, there are no currently filed petitions for representation with respect to the formation of a collective bargaining unit involving any of the Business Employees and no such petitions for representation have been filed or, to the Knowledge of the Sellers, threatened in the past two (2) years; (iv) there is no unfair labor practice or labor arbitration proceeding brought by or on behalf of any of the Business Employees pending or, to the Knowledge of the Sellers, threatened against the Sellers and no such proceeding has been initiated or, to the Knowledge of the Sellers, threatened in the past two (2) years; and (v) no labor dispute, walk out, strike, slowdown, hand billing, picketing, or work stoppage involving the Business Employees has occurred, is in progress or, to the Knowledge of the Sellers, has been threatened in the past two (2) years.

Section 3.14 Employee Benefits Matters.

(a) Except as required by applicable Laws, the terms of an Employee Plan or the terms of the Employee Matters Agreement, there exists no obligation to make or provide any acceleration, vesting, increase in benefits, severance or termination payment to any Business Employee as a result of the transactions contemplated by this Agreement.

(b) Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by any Seller for the Business Employees, other than plans established pursuant to statute, is listed on Section 3.14(b) of the Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, the Sellers have provided the Buyer with (i) where the Employee Plan has not been reduced to writing, a summary of all material terms of such plan and (ii) where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(c) No asset of any Seller is subject to any Lien under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate for which the Buyer could be liable as a result of the transactions contemplated by this Agreement.

(d) Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter issued by the U.S. Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to the Knowledge of the Sellers, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(e) The Sellers have complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedule sets forth a list of all material policies of insurance (currently carried or held within the last three (3) years) owned or held by the Sellers primarily for the benefit of the Business or the Transferred Assets. The Sellers maintain insurance with reputable insurers for the Business and the Transferred Assets consistent with past practices and in types and amounts that are reasonable. No notice of cancellation or termination or disallowance of any claim thereunder has been received with respect to any such policy as of the date hereof, all insurance policies and bonds with respect to the Business and the Transferred Assets are in full force and effect and will remain in full force and effect up to and including the time of the Closing (other than those that have been retired or expired in the ordinary course of business consistent with past practice) and all premiums thereon have been timely paid.

Section 3.16 Product Recalls.

(a) During the past three (3) years, there has not been, nor is there currently ongoing by any Seller or any Affiliate of a Seller, or to the Knowledge of the Sellers, any Governmental Authority, any recall or post-sale warning in respect of any product of the Business in the Territory, except for recalls that have been reported to the U.S. Food and Drug Administration (the “US FDA”) and have been completed in accordance with the US FDA’s requirements. During the past three (3) years, none of the Sellers or their Affiliates has received written notice of any material Action involving any product designed, manufactured, distributed or sold by or on behalf of the Business in the Territory resulting from an alleged defect in design or manufacture, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any Laws, other than immaterial notices or claims that have been settled or resolved by the Sellers prior to the date of this Agreement.

(b) None of the products designed, manufactured, distributed or sold by or on behalf of the Business have been adulterated or misbranded by the Sellers or their Affiliates within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), or the rules or regulations issued thereunder or any comparable state law, rule or regulation in a manner that had a Material Adverse Effect or are articles that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FDC Act. No Seller or Affiliate of any Seller has, at any time during the past three (3) years, (i) received any written notice from the US FDA or from comparable state governmental or regulatory body of any material violation of the FDC Act or of comparable state laws, rules or regulations regarding any products sold by the Business within the Territory, (ii) been the subject of any governmental or regulatory enforcement action or, to the Knowledge of the Sellers, investigation action under the FDC Act, the rules and regulations thereunder or comparable state laws, rules or regulations with respect to any products sold within the Territory or (iii) undertaken any recall of products of the Business within the Territory that may have been adulterated, misbranded or otherwise made in violation of the FDC Act or the rules and regulations thereunder or comparable state laws, rules or regulations, except for recalls that have been reported to the US FDA and have been completed in accordance with US FDA’s requirements.

Section 3.17 Transactions with Affiliates. (a) No officer or director of any Seller, nor (b) any Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such persons in the aggregate), nor (c) any Affiliate of any of the foregoing or any current or former Affiliate of any Seller has any interest in any contract, arrangement or understanding with, or relating to, the Business, the Transferred Assets or the Assumed Liabilities.

Section 3.18 Undisclosed Payments. No Seller nor the officers or directors of any Seller, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of the Business in connection with or in any way relating to or affecting the Transferred Assets or the Business.

Section 3.19 Customer and Supplier Relations. Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and the Suppliers, and the amount of sales to or purchases from each such Customer or Supplier, as applicable, during the twelve (12) month period ended on the date hereof. Except as set forth on Section 3.19 of the Disclosure Schedule, no Customer nor any Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Sellers, made any written threat to cancel or otherwise terminate any of its contracts with the Business or to materially decrease its usage or supply of the Business’ services or products. Except as set forth on Section 3.19 of the Disclosure Schedule, the Sellers have no Knowledge to the effect that any Customer or any Supplier may terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated hereby or otherwise.

Section 3.20 Financial Information.

(a) The data set forth on Section 3.20(a) of the Disclosure Schedule consists of components of (i) the unaudited balance sheet of the Business as of December 31, 2016 and (ii) the unaudited statement of income for the Business for the year then ended (collectively, the “2016 Data”). The 2016 Data: (w) was prepared from the books and records of the Sellers and their Affiliates, which books and records are complete in all material respects based on then available data and to the extent consistent with the operating models and methodologies discussed with and reviewed by the Buyer; (x) was derived from components of the audited, consolidated financial statements of TCCC for the same period (which reflect the consolidation of the subsidiaries of TCCC, including the Sellers), which were prepared in accordance with United States generally accepted accounting principles, consistently applied; (y) reflects reasonable assumptions and allocations of the Sellers’ and their Affiliates’ respective businesses in North America made by the Sellers in good faith after discussion with, and review by, the Buyer; and (z) to the Knowledge of the Sellers, accurately reflects in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that are reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the costs and activities incurred or necessary to operate the Business in a manner consistent with the Sellers’ established policies, procedures and practices, and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that are reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the financial condition and results of the operations of the Business.

(b) Section 3.20(b) of the Disclosure Schedule describes certain financial and other information used by the Sellers to derive the 2016 Data (collectively, the “2016 Additional Financial Information”). The 2016 Additional Financial Information is unaudited, has been prepared from the books and records of the Sellers’ and their Affiliates’ respective businesses in North America and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein (including the allocations of manufacturing variances), the results of the operations of the Business from a gross profit perspective.

(c) Section 5.02(d)(ii) contemplates the delivery of the Interim Quarterly Data. The Interim Quarterly Data: (i) will have been prepared from the books and records of the Sellers and their Affiliates, which books and records will be complete in all material respects based on then available financial and operational data and to the extent consistent with operating models and methodologies discussed with and reviewed by the Buyer; and (ii) will have been prepared consistent with the Agreed Financial Methodology.

(d) To the Knowledge of the Sellers, the 2016 Data accurately reflects in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein and subject to the reasonable assumptions and allocations of the Sellers’ and their Affiliates’ respective businesses in North America made by the Sellers in good faith after discussion with, and review by, the Buyer, the liabilities of the Business that are of the kind or type that would customarily be reflected or reserved against in a business entity’s balance sheet.

(e) The Sellers make no representation or warranty that the 2016 Data, the 2016 Additional Financial Information or the Interim Quarterly Data have been prepared in conformity with accounting principles and practices generally accepted in the United States of America, as amended from time to time, or any other generally accepted accounting principles.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or their Affiliates in connection with the sale of the Transferred Assets based upon arrangements made by or on behalf of the Sellers or their Affiliates.

Section 3.22 Tax Matters. During the past three (3) years, the Sellers have timely filed, or caused to be filed, all material Tax Returns required to be filed solely with respect to the Business or the Transferred Assets. All such Tax Returns are true, correct and complete in all material respects. The Sellers have timely paid or caused to be paid all material Taxes due in connection with such Tax Returns or which are otherwise payable by the Sellers with respect to the Business or the Transferred Assets. During the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to the Business or the Transferred Assets that a material Tax is due in such jurisdiction. No material federal, state, local or foreign Tax audits or other proceedings (whether administrative or judicial) are presently in progress or pending, or to Knowledge of the Sellers, threatened, with respect to any Taxes on the Business or the Transferred Assets, or Tax Returns of the Sellers with respect to the Business or the Transferred Assets. During the past three (3) years, all Taxes that the Sellers were required by Law to withhold or collect with respect to the Business or the Transferred Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable, excluding, for the avoidance of doubt, any Taxes related to the transactions contemplated by this Agreement.

Section 3.23 Monster Energy Company Consent. By that certain Amended and Restated Distribution Coordination Agreement between MEC and TCCC dated June 12, 2015, the Sellers have obtained the prior consent of MEC to transfer to the Buyer the Sellers’ rights to distribute Monster brand beverages in the Territory (to the extent currently distributed by the Sellers in the Territory).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as provided in the disclosure schedule delivered by the Buyer to the Sellers on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Buyer represents and warrants to the Sellers as follows:

Section 4.01 Incorporation and Authority of the Buyer. The Buyer is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or other applicable power to enter into this Agreement and the Companion Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Companion Agreements. The execution and delivery of this Agreement and the Companion Agreements by the Buyer, the consummation by the Buyer of the transactions contemplated by, and the performance by the Buyer of its obligations under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate or other applicable action on the part of the Buyer. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Sellers and/or any Affiliate of the Sellers executing any such Companion Agreement, if applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02 Qualification of the Buyer. The Buyer has the corporate or other appropriate power and authority to operate its business as now conducted. The Buyer is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.03 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Sellers, the execution, delivery and performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.04 Consents and Approvals. The execution and delivery by the Buyer of this Agreement and the Companion Agreements do not, and the performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Buyer from consummating the transactions contemplated by or from performing any of its material obligations under this Agreement and the Companion Agreements, (b) customary recording of assignments of leases or similar real property instruments in the applicable public real estate records at or promptly following the Closing, or (c) as may be necessary as a result of any facts or circumstances specifically relating to the Sellers.

Section 4.05 Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against or by the Buyer that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements.

Section 4.06 Financial Ability. The Buyer will have at the Closing the financial ability to consummate the transactions contemplated by this Agreement, and it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Base Purchase Price.

Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of the Business Prior to the Closing. Except as otherwise specifically permitted or required by this Agreement or the Companion Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers will (a) conduct the Business in the ordinary course of business consistent with past practice, including by making investments and expenditures, both operating and capital, with respect to the acquisition and maintenance of equipment and facilities that are comparable to the Sellers’ historic levels, (b) use reasonable best efforts to maintain and preserve intact their business organizations (in respect of the Business only) and (c) not do any of the following (in respect of the Business only):

(i) except in the ordinary course of business or to evidence Liens referred to in Sections 3.02 and 3.08, grant any Lien (other than granting or suffering to exist a Permitted Lien) on any Transferred Asset (whether tangible or intangible);

(ii) sell, transfer, lease, mortgage, sublease or otherwise dispose of any Real Property or any material asset included within the Transferred Assets, other than sales of finished goods inventories in the ordinary course of business; provided, however, that the Sellers shall not enter into any bulk lease or purchase of rolling stock with respect to the Territory prior to the Closing without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned);

(iii) make any commitments with respect to capital expenditures in excess of $500,000 with respect to any individual item or project or in excess of $3,000,000 in the aggregate with respect to all capital expenditures, except for (A) capital expenditures set forth on Section 5.01 of the Disclosure Schedule and (B) expenditures or commitments necessary to rectify matters relating to emergencies or life and safety or quality matters with respect to which the Sellers shall notify the Buyer in writing within thirty (30) days after making;

(iv) fail to exercise any rights of renewal with respect to the Real Property that by its terms would otherwise expire, provided that the parties hereto will in good faith consult and cooperate with one another in connection therewith and, if so directed by the Buyer, the Sellers will not renew any such lease for the Real Property, provided, further, that if the Buyer requests any Seller to not renew any lease with respect to the Real Property, then any direct costs and expenses with respect to the failure to renew any such lease, including direct costs and expenses related to relocating any assets at the Real Property to a comparable location within the Territory, will be paid by the parties hereto as specified in Section 5.01 of the Disclosure Schedule;

(v) fail to perform in all material respects all of its obligations under all Material Contracts, Shared Contracts and Specified Non-Transferring Contracts;

(vi) purchase, lease, license or otherwise acquire any real or tangible property that costs more than $50,000 individually or $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice and other than for capital expenditures which are addressed in subsection (iii) above;

(vii) settle any Action involving any payment in excess of $50,000 or enter into any settlement agreement that would be binding on the Business or Transferred Assets after the Closing;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization with respect to the Business or otherwise involving the Transferred Assets;

(ix) voluntarily permit any material insurance policy insuring any Transferred Asset naming any Seller as a beneficiary or a loss payee to be canceled or terminated without giving notice to the Buyer, except policies that are replaced without diminution of or gaps in coverage;

(x) except as otherwise provided in the Employee Matters Agreement, change the duties and responsibilities of any Business Employee so that such person’s duties would no longer be related primarily to the Business;

(xi) enter into any non-compete, non-solicit or similar restrictive agreement binding on the Business;

(xii) enter into any joint venture, partnership or similar arrangement with respect to the Business;

(xiii) dispose of or disclose to any Person any trade secret, formula, process, technology, know-how or confidential information related to the Business not heretofore a matter of public knowledge;

(xiv) fail to maintain supplies and inventory related to the Business at levels in the ordinary course of business consistent with past practices;

(xv) in any material respect, and except as otherwise provided in the Employee Matters Agreement, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary course increases or annual merit increases, including any changes to pension or other benefits that are applicable to the employees of the Business and TCCC generally;

(xvi) fail to pay all Taxes of the Business when due;

(xvii) cancel any material claims or amend, terminate or waive any material rights constituting Transferred Assets;

(xviii) enter into any contract that (A) contains any exclusivity obligations or similar restrictions binding on the Business such that the Business is prohibited from engaging in any business or activity whether alone or with third parties, other than (x) any contracts or agreements with respect to Incubation Beverages with any Seller or any of the Sellers’ Affiliates as long as such exclusivity obligations or restrictions are limited to the Territory or (y) any contracts or agreements with respect to third-party licensed beverage brands, provided that the Sellers shall discuss with and obtain the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Buyer prior to entering into any contract or agreement with respect to third-party licensed beverage brands in the Territory that will not terminate prior to the Closing without survival of any such exclusivity obligation or restriction; (B) grants to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Transferred Asset, other than in the ordinary course of business, or (C) contains a “most favored nation” (or equivalent) provision in favor of any Customer;

(xix) transfer any Transferred Assets to any of their respective Affiliates such that such Transferred Assets are located outside the Territory as of the Closing;

(xx) fail to provide at least ten (10) Business Days’ prior written notice to the Buyer before writing up the value of any inventory, equipment, packaging materials for repacking operations or other Transferred Asset; or

(xxi) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02 Access to Information.

(a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Sellers shall use, and shall cause their Affiliates to use, reasonable best efforts to cause each of their respective Representatives to, (i) afford the Representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Buyer such additional financial and operating data and other information regarding the Business or the Transferred Assets as the Buyer may from time to time reasonably request for the purpose of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Sellers or any of their Affiliates; and provided, further, that the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Sellers, the Buyer shall enter into a customary joint defense agreement with the Sellers and such of their Affiliates as they request with respect to any information to be provided to the Buyer or its Representatives pursuant to this Section 5.02(a). Without limiting the foregoing, prior to the Closing, the Buyer shall not conduct, without the prior written consent of the Sellers, any environmental investigation at any property owned or leased by any Seller in the operation of the Business, and in no event may any such environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any such properties. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior consent of the Sellers, which shall not be unreasonably withheld (and which must be in writing only for contacts with suppliers or customers), neither the Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of any Seller or its Affiliates, except for contacts by the Buyer in the ordinary course of business consistent with past practices; provided that if a Seller does provide the Buyer such prior consent, the Buyer and any of its Representatives may continue to contact such employee, supplier or customer (x) unless such consent explicitly states otherwise or (y) until such Seller informs the Buyer or any of its Representatives that they may no longer contact such employee, supplier or customer.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, addressing claims related to Excluded Liabilities, preparing financial statements, U.S. Securities and Exchange Commission reporting obligations and the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under this Agreement, the Business prior to the Closing or the Companion Agreements, upon reasonable prior notice and at the Sellers’ sole cost and expense, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer shall and shall cause its Affiliates and Representatives to: (i) afford the Representatives of the Sellers and their Affiliates reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to the offices, properties, books and records of the Buyer and its Affiliates and Representatives in respect of the Transferred Assets; (ii) furnish to the Representatives of the Sellers and their Affiliates such additional financial and other information regarding the Transferred Assets as is in the Buyer’s possession and control as the Sellers or their Representatives may from time to time reasonably request; and (iii) make available to the Representatives of the Sellers and their Affiliates the employees of the Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Sellers in connection with the Sellers’ inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of the Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Buyer, the Sellers shall enter into a customary joint defense agreement with the Buyer and its Affiliates with respect to any information to be provided to the Sellers pursuant to this Section 5.02(b). No information, books, records or other documents accessed by the Sellers or their respective Affiliates or Representatives pursuant to this Section 5.02(b) shall be used for any purposes other than as expressly permitted by this Section 5.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Buyer or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Sellers or any of their Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or relating to any product development or pricing and marketing plans to the extent counsel to the Sellers, after consultation with counsel to the Buyer, advises that doing so would likely be a violation of applicable antitrust Laws, nor shall the Sellers be required to permit or cause others to permit the Buyer or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Sellers or any of their Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(d) During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, the Sellers shall periodically deliver to the Buyer, at intervals and in a form consistent with past practice between the Sellers and the Buyer during the negotiation of the transactions contemplated by this Agreement and which will be prepared consistent with the Agreed Financial Methodology, the following financial information related to the Business (which shall be provided on an aggregate basis with respect to the entire Territory and on an individual basis with respect to each distribution center and/or territory within the Territory):

(i) at the end of each month after the date hereof, monthly financial information, which shall include data with respect to volume (on a brand basis), revenue, cost of goods sold at standard, and gross margin at standard, in each case solely related to the Business;

(ii) at the end of each fiscal quarter after the date hereof, all of the data described in Section 5.02(d)(i) above together with direct operating expense data, in each case solely related to the Business for the quarter then ended (the “Interim Quarterly Data”); and

(iii) a good faith calculation of the Target Net Working Capital Amount based on the books and records of the Business that were used in preparing the 2016 Data.

The Sellers shall deliver to the Buyer the data contemplated by this Section 5.02(d) (x) fifteen (15) Business Days after the end of the applicable month with respect to deliveries made pursuant to Section 5.02(d)(i), (y) one hundred twenty (120) days after the end of the applicable fiscal quarter with respect to deliveries made pursuant to Section 5.02(d)(ii), and (z) prior to the Closing with respect to the deliveries made pursuant to Section 5.02(d)(iii). The calculation of the Target Net Working Capital Amount will be (I) determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology and (II) subject to reasonable verification by the Buyer within thirty (30) days of delivery of such calculation.

(e) The Sellers will, and will cause their Affiliates to, cooperate with the Buyer’s completion of its due diligence by providing to the Buyer access to reasonably available data upon request by the Buyer, including certain identified information described in Section 5.02(e) of the Disclosure Schedule. With regard to the continuing diligence of the Buyer under this Agreement that takes place between the signing of this Agreement and the Closing, the parties agree to deal with one another in good faith consistent with historical practices for addressing economic disputes.

(f) If any Seller enters into any Pre-Closing Material Contracts between the date hereof and the Closing Date, the Sellers will provide the Buyer as promptly as reasonably practicable prior to the Closing with true, correct and complete copies of all such contracts or agreements. If any Seller enters into any Shared Contracts or Specified Non-Transferring Contracts between the date hereof and the Closing Date, the Sellers will provide the Buyer as promptly as reasonably practicable with true, correct and complete copies of all portions of such Shared Contracts or Specified Non-Transferring Contracts, as applicable, that relate to the Business (together with such other portions thereof as are necessary to comprehend the terms thereof that apply to the Business).

Section 5.03 Preservation of Books and Records. The Sellers and their Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending prior to the Closing Date, which books and records shall be deemed confidential information of the Buyer as of the Closing and subject to Section 5.04. Each party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to periods ending prior to the Closing Date in the possession of such party or its Affiliates for the longer of (a) any requirement under any applicable Law or (b) a period of six (6) years from the Closing Date. During such six (6) year or longer period, Representatives of each party shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy (at the expense of the requesting party) such books and records. During such six (6) year or longer period, the Sellers, on the one hand, and the Buyer, on the other hand, shall provide each other with, or cause to be provided to each other, such original books and records of the Business as such other party shall reasonably request in connection with any Action to which such other party or its Affiliates are parties or in connection with the requirements of any Law applicable to such other party. The other party shall return such original books and records to the providing party or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six (6) year or longer period, before the Sellers, on the one hand, and the Buyer, on the other hand (or any of their respective Affiliates) shall dispose of any of such books and records, such party shall give at least sixty (60) days’ prior written notice of such intention to dispose to the other party, and the other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the other party may elect. If so requested by a party, the other party shall enter into a customary joint defense agreement with the requesting party with respect to any information to be provided to a party pursuant to this Section 5.03. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 shall require the Buyer or the Sellers, as the case may be, to make available any such records in connection with any indemnity claim hereunder made by any Buyer Indemnified Party or TCCC Indemnified Party, as applicable, which claim shall be subject to applicable rules of discovery.

Section 5.04 Confidentiality. From and after the date hereof, each party hereto shall, and shall cause its Affiliates and Representatives to, hold and continue to hold in strict confidence and not utilize in its or their respective business all information and documents concerning any other party hereto or any of its Affiliates (“Confidential Information”), except where disclosure may be necessary for such party (1) to enforce its rights under this Agreement or any Companion Agreement, or (2) as may be permitted under this Agreement or any Companion Agreement or as may be expressly permitted under any other written agreement among the parties hereto or their Affiliates. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as the result of a disclosure by the receiving party or any Affiliate thereof or their respective agents or employees and (b) information that the receiving party is legally obligated to disclose pursuant to a valid subpoena or a valid request from any Governmental Authority or by the rules and regulations of any securities exchange or national market system, subject to the obligation of the receiving party to give the other party reasonable advance notice of such disclosure (to the extent not prohibited by applicable Laws) and to cooperate with the other party in seeking a protective order or other appropriate means for limiting the scope of the disclosure. Notwithstanding the foregoing, following the Closing, the foregoing restrictions in this Section 5.04 shall not apply to the use by the Buyer of any documents or information included in the Transferred Assets acquired by the Buyer hereunder.

Section 5.05 Regulatory and Other Authorizations; Consents.

(a) Subject to the other provisions of this Agreement, each party hereto shall each use its reasonable best efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required under this Agreement and all regulatory approvals and to satisfy all conditions to its obligations under this Agreement and to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the End Date, in accordance with the terms of this Agreement and shall cooperate fully with each other party hereto and their Representatives in connection with any step required to be taken as a part of its obligations under this Agreement.

(b) Each party to this Agreement agrees to cooperate in obtaining any consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the Companion Agreements; provided, however, that neither the Buyer nor the Sellers shall be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such consent or approval. Neither the Sellers nor the Buyer shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required consents or approvals.

(c) Each party hereto promptly shall make all filings and submissions required of such party and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby. Each party hereto shall use its reasonable best efforts to furnish to the appropriate Governmental Authority all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Each of the parties hereto shall cooperate with the other parties hereto in promptly filing any necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority, including the resolution of any objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and the Companion Agreements under any applicable Law regarding antitrust matters.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of the Sellers until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of the Sellers with respect to the operation of the Business, except as specifically contemplated or permitted by this Article V or as otherwise consented to in advance by an executive officer of a Seller.

(e) Notwithstanding anything in this Section 5.05 to the contrary, neither the Buyer nor any of its Subsidiaries shall be required to take any action, including responding to and/or defending any court or administrative proceeding, proposing or making any divestiture or other undertaking, or proposing or entering into any consent decree or taking any action which the Buyer reasonably determines could be material to the benefits expected to be derived by the Buyer as a result of the transactions contemplated hereby or be material to the business of the Buyer and its Subsidiaries or the Business as currently conducted or as contemplated to be conducted following the transactions contemplated hereby.

Section 5.06 Further Action. Each of the Sellers and the Buyer (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Companion Agreements and give effect to the transactions contemplated by this Agreement and the Companion Agreements, including (in the case of the Sellers) by reasonably cooperating with the Buyer to assist the Buyer with obtaining any permits, licenses or other governmental authorizations to replace any Material Permits, Environmental Permits or other permits, licenses or other governmental authorizations described in Section 2.01(a)(vi) to the extent such permits, licenses or authorizations are not transferable to the Buyer, provided, that in no event will the Sellers be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such permits, licenses or authorizations, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (c) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the End Date.

Section 5.07 Investigation. The Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Transferred Assets and the Assumed Liabilities. Except for the representations and warranties of the Sellers contained in Article III (as modified by the Disclosure Schedule), as may be set forth in the Employee Matters Agreement (if any) or in any certificate delivered pursuant hereto or thereto, no Seller nor any of its Affiliates makes any other express or implied representation or warranty with respect to the Transferred Assets, the Assumed Liabilities or the Business. The Sellers make no representation or warranty to the Buyer regarding the probable success or profitability of the Business following the Closing.

Section 5.08 Supplements to Disclosure Schedule. Not more than ten (10) days prior to the Closing, the Sellers will, by written notice in accordance with the terms of this Agreement, amend or supplement any one (1) or more of the Sections of the Disclosure Schedule made pursuant to Section 2.01(a) to update the description of the Transferred Assets (which amendment or supplement shall, in the case of the list of Key Subject Equipment delivered pursuant to Section 2.01(a)(iii) of the Disclosure Schedule, include the accumulated depreciation of each item of Key Subject Equipment). The Sellers may, at any time and from time to time not less than five (5) Business Days prior to the Closing, by written notice in accordance with the terms of this Agreement, amend or supplement any one (1) or more Sections of the Disclosure Schedule made pursuant to Article II (i) to update the description of the Transferred Assets and, with the prior written consent of the Buyer, update the description of the Assumed Liabilities and the Excluded Liabilities, in each case to reflect assets and properties acquired or disposed of after the date hereof in compliance with the provisions of Section 5.01, and/or (ii) to update the description of the Excluded Assets to reflect certain assets and properties (whether acquired before, on or after the date hereof) that are not primarily related to, or primarily used or primarily held for use in connection with, the Business. In addition, the Sellers may, at any time and from time to time not less than ten (10) days prior to the Closing, by notice in accordance with the terms of this Agreement (which notice shall indicate if the Sellers believe that clause (a) below may apply), amend or supplement any one (1) or more Sections of the Disclosure Schedule made pursuant to Article III, to reflect any facts, circumstances or events first arising or, in the case of representations given to the Knowledge of the Sellers, first becoming known to the Sellers during the period subsequent to the date hereof, by providing the Buyer with written notice setting forth the proposed amendment or supplement and specifying the Section or Sections of the Disclosure Schedule affected thereby; provided, however, that if any Section of the Disclosure Schedule is amended or supplemented pursuant to this Section 5.08 in a manner that either individually or in the aggregate with all other such prior amendments or supplements made to the Disclosure Schedule pursuant to this Section 5.08 discloses matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(a)(i), or Section 7.03(b) impossible and such condition has not been (x) waived in writing by the Buyer or (y) in the case of matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(a)(i) impossible, cured by the Sellers, within twenty (20) days after the Buyer’s receipt of such disclosure, then the Buyer shall have the right to terminate this Agreement pursuant to Section 8.01(e) within five (5) days following the expiration of such twenty (20) day period. Notwithstanding any other provision of this Agreement, if:

(a) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(b) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for all purposes (including Section 7.03(a)(i), Section 7.03(b), Section 8.01(d), Section 8.01(e) and Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and thereafter such Section or Sections shall be treated as having read as so amended or supplemented; and

(b) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(a)(i) (but not the condition set forth in Section 7.03(b)) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for purposes of Sections 7.03(a)(i), 8.01(d) and 8.01(e) (but not for purposes of Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and the Buyer will have the right to be indemnified in accordance with Article IX for all Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article IX.

Section 5.09 Notices of Certain Events. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Sellers shall promptly notify the Buyer in writing of:

(a) any fact, circumstance, change or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(b) any written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c) any written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d) any Action commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05 or that relates to the consummation of the transactions contemplated by this Agreement; and

(e) the damage or destruction by fire or other casualty of any material Transferred Asset or part thereof.

The Buyer’s receipt of information pursuant to this Section 5.09 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement (including Section 8.01(d), Section 8.01(e) and Section 9.02) and shall not be deemed to amend or supplement the Disclosure Schedule, subject to the Sellers’ ability to amend or supplement the Disclosure Schedule in accordance with Section 5.08.

Section 5.10 Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any guarantee, performance bond, bid bond or other similar agreements with respect to the Transferred Assets or the Business that is set forth on Section 5.10 of the Disclosure Schedule (the “Guarantees”). If any of the Guarantees are not released prior to or at the Closing, (a) the parties hereto will continue to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any such Guarantee and (b) the Buyer will provide the Sellers at the Closing with a guarantee that indemnifies and holds the party to any such Guarantee (whether a Seller or one of their Affiliates) harmless for any and all payments required to be made due to the post-Closing acts or omissions of the Buyer or its Affiliates under, and costs and expenses incurred in connection with, such Guarantee by the party to any such Guarantee (whether a Seller or one of their Affiliates) until such Guarantee is released.

Section 5.11 Refunds and Remittances. After the Closing, (a) if any Seller or any of the Sellers’ Affiliates receives any refund or other amount that is a Transferred Asset, arises from operation of the Business after the Closing or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, such Seller or Affiliate shall receive and hold such payment, refund or amount in trust for the Buyer and shall remit, or cause to be remitted, to the Buyer such payment, refund or amount promptly (but in any event within sixty (60) days) after it receives such amount, and (b) if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset, arises from the operation of the Business prior to the Closing, or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyer shall receive and hold such payment, refund or amount in trust for the Sellers and shall remit, or cause to be remitted, to the Sellers such payment, refund or amount promptly (but in any event within sixty (60) days) after the Buyer or any of its Affiliates receives such amount.

Section 5.12 Use of Names. As soon as reasonably practicable after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, the Buyer will, at its own expense, remove any and all exterior signs and other identifiers that indicate the Sellers’ ownership of the Business located on the Real Property or any structures, facilities or improvements located thereon that refer or pertain to or that include the following names (except to the extent that the Sellers have provided their prior written consent to the Buyer’s continued use thereof): “The Coca-Cola Company”, “Coca-Cola Refreshments”, “Coca-Cola Enterprises” or “Coca-Cola North America” (collectively, the “TCCC Names”). Additionally, as soon as reasonably practicable after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, the Buyer will cease to use all letterhead, envelopes, invoices, supplies, labels, web site publications and other communications media of any kind included in the Transferred Assets, which make reference to the TCCC Names and that indicate the Sellers’ ownership of the Business.

Section 5.13 Cooperation in Litigation. Each party hereto will cooperate with the other parties hereto in the defense or prosecution of any Action already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the Closing (other than Actions between the parties arising out of the transactions contemplated hereby); provided that such cooperation does not unreasonably interfere with the operation of the Buyer’s business or the Sellers’ retained businesses, as applicable. The party requesting such cooperation shall pay the reasonably documented out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such Action so long as such cooperation does not unreasonably interfere with the operation of the Buyer’s business or the Sellers’ retained businesses, as applicable.

Section 5.14 Product Quality Standards.

(a) In the event that within ninety (90) days following the Closing any Pre-Closing Product is returned by a customer or removed from the marketplace by the Buyer for any reason, the Buyer shall notify the Sellers in writing of such return or removal within fifteen (15) days following the expiration of such ninety (90) day period, subject to reasonable verification by the Sellers within thirty (30) days after receipt of such notification. An amount equal to the cost that was paid for each such returned or removed product shall be paid by the Sellers to the Buyer, in cash, within thirty (30) days of the Buyer delivering written notice of any such return or removal, if such return or removal is verified by the Sellers pursuant to the preceding sentence.

(b) The parties agree that any Pre-Closing Products included in inventory as of the Closing that have a remaining shelf life of less than twenty-eight (28) days from the Closing (collectively referred to herein as the “Obsolete Inventory”) shall be considered obsolete and shall have a Net Book Value of $0 for purposes of calculating the Net Working Capital Amount; provided, that the Buyer will be solely responsible for selling or otherwise disposing of such Obsolete Inventory and will bear all expenses relating to any such sale or disposal.

Section 5.15 Title and Survey Matters.

(a) The Sellers have delivered to the Buyer a copy of the most recent Existing Title Policy and a copy of the most recent Existing Survey in their possession with respect to each parcel of Real Property. Further and except as identified on Section 5.15(a) of the Disclosure Schedule, the Sellers have delivered to the Buyer or the Buyer has obtained, with respect to each parcel of Real Property that is a Critical Leased Property, (i) a commitment (each, a “Title Commitment”) for an ALTA leasehold title insurance policy issued by Chicago Title Insurance Company or another nationally recognized title insurance company and (ii) copies of the underlying exceptions reflected on the Title Commitment. The Buyer has ordered, or as soon as reasonably practicable following the date hereof the Buyer will order, a Survey with respect to each parcel of the Real Property that is a Critical Leased Property, and will use its reasonable best efforts to cause each such Survey to be completed as soon as reasonably practicable (but in any event prior to the Closing).

(b) Prior to the Closing, the Sellers shall release or discharge (i) any mortgages and/or deeds of trust and any Tax liens or judgment liens encumbering the Sellers’ leasehold estate in any Critical Leased Property, other than Permitted Liens, and (ii) any other Liens (other than Permitted Liens) on the Sellers’ leasehold estate in any Critical Leased Property (collectively, “Title Defects”). The Buyer may obtain updates of the Title Commitments and Surveys with respect to the Critical Leased Property and may deliver written notice of any additional Title Defects disclosed by such updates or by the Surveys obtained pursuant to the final sentence of Section 5.15(a), as applicable, and in each case arising after the date of the applicable Title Commitment. If the Buyer gives such written notice to the Sellers, the Sellers shall at their expense cause any such Title Defects arising by, through or under any of the Sellers (but not otherwise) to be released and discharged, or otherwise cured, in full at or prior to the Closing; provided, in the event the Sellers are not able to cause such Title Defects to be released and discharged in full at or prior to the Closing, then the Sellers shall at the Sellers’ election, either (A) provide the Buyer a credit against the Closing Cash Payment in the amount of the applicable Title Defect, if a liquidated sum, (B) cause, at the Sellers’ expense, the Buyer’s title insurance company to “insure over” such Title Defect shown in the title insurance policy (if any) obtained by the Buyer at the Closing for such Critical Leased Property, or (C) indemnify the Buyer against Losses arising out of such Title Defect.

(c) Each Seller that has a leasehold estate in a Critical Leased Property agrees to cooperate with the Buyer in its efforts to obtain the Title Commitment and Survey and to execute, with respect to each parcel of Critical Leased Property, a customary title and/or gap indemnity affidavit (or certificate) as may reasonably be required by the title insurance company and other customary affidavits, provided any such affidavits (or certificates) are reasonably approved by the Sellers.

(d) The parties agree that the cost of obtaining the Title Commitments, the title insurance policies (and any endorsements thereto) and the Surveys shall be paid by the parties in the manner provided on Section 10.01 of the Disclosure Schedule. The parties also agree that the cost of obtaining any UCC searches and title searches in connection with the transactions contemplated by this Agreement shall be paid by the parties in the manner provided on Section 10.01 of the Disclosure Schedule.

Section 5.16 Additional Sellers. If, following the date hereof, the Sellers determine that any assets, properties or rights that would be Transferred Assets if owned by the Sellers as of the date hereof are in fact owned by Affiliates of the Sellers which are not parties to this Agreement as of the date hereof, the parties hereto and each such Affiliate of the Sellers shall execute a mutually agreeable joinder to this Agreement pursuant to which all such Affiliates shall be made a party to this Agreement and thereafter shall be considered “Sellers” for all purposes hereof.

Section 5.17 Shared Contracts. Prior to the Closing, each of the Sellers and the Buyer shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Affiliates to, enter into with, each third party to a Shared Contract, either (a) a separate contract or agreement in a form reasonably acceptable to CCR and the Buyer (a “New Contract”) that allocates the rights and obligations of the Sellers and their Affiliates under each such Shared Contract as between the Business, on the one hand, and the retained business of the Sellers and their Affiliates, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract, or (b) a contract or agreement in a form reasonably acceptable to CCR and the Buyer effective as of the Closing (the “Partial Assignments and Releases”) that (i) assigns the rights and obligations under such Shared Contract solely to the extent related to the Business and arising after the Closing to the Buyer and (ii) releases the Sellers and their Affiliates from all liabilities or obligations with respect to the Business that arise after the Closing. Any New Contracts that relate to the Business (the “New Business Contracts”) shall be entered into by the Buyer or its Affiliates effective as of the Closing and shall allocate to the Buyer all rights and obligations of the Sellers or their Affiliates (as applicable) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the Business (or applicable portion thereof) and arise after the Closing. All purchase commitments under the Shared Contracts shall be allocated under the New Business Contracts or the Partial Assignments and Releases as between the Business, on the one hand, and the retained business of the Sellers and their Affiliates, on the other hand, in an equitable manner that is mutually and reasonably agreed to by the Buyer and the Sellers. In connection with the entering into of New Business Contracts, the parties shall use their reasonable best efforts to ensure that the Sellers and their Affiliates are released by the third party with respect to all liabilities and obligations relating to the Business and arising after the Closing. In the event that any third party under a Shared Contract does not agree to enter into a New Business Contract or Partial Assignment and Release consistent with this Section 5.17, the parties shall in good faith seek mutually acceptable alternative arrangements for purposes of allocating rights and liabilities and obligations under such Shared Contract (provided, that such arrangements shall not result in a breach or violation of such Shared Contract by the Sellers). Such alternative arrangements may include a subcontracting, sublicensing or subleasing arrangement under which the Buyer would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to the Business or under which the Sellers would, upon the Buyer’s request, enforce for the benefit (and at the expense) of the Buyer any and all of the Sellers’ rights against such third party under such Shared Contract solely to the extent related to the Business, and the Sellers would promptly pay to the Buyer when received all monies received by them under such Shared Contract solely to the extent related to the Business. The parties also confirm their present intent to continue in the ordinary course of business consistent with past practice to uphold their respective commitments and cost sharing arrangements regarding sponsored marketing properties relating to the Business, to the extent those are mutually agreed upon from time to time. The Sellers shall provide a list of all Material Contracts and Shared Contracts in which such currently existing commitments and cost sharing arrangements are documented, and, with respect to Shared Contracts, which are related to the Business, as soon as reasonably practicable after the date hereof but in any event within the earlier to occur of (x) the date that is forty-five (45) days following the date hereof and (y) the Closing Date, and shall promptly notify the Buyer of any contract or agreement entered into between the date hereof and the Closing Date in accordance with Section 5.01 in which any such arrangements are documented and which, had such contract or agreement been entered into prior to the date hereof, would have been a Material Contract required to be set forth on Section 3.12(a) of the Disclosure Schedule or a Shared Contract required to be set forth on Section 3.12(b) of the Disclosure Schedule.

Section 5.18 Pre-Closing Repairs; Certain Credits; Certain Payments. Prior to the Closing, the Sellers will complete certain repairs to be made to, and take such other action with respect to, the Transferred Assets, which are described on Section 5.18(a) of the Disclosure Schedule or which are mutually agreed to by the Buyer and the Sellers in writing after the date hereof but prior to the Closing. At the Closing, the Sellers will provide the Buyer with certain credits against the Closing Cash Payment relating to certain Transferred Assets or the Business as described in Section 5.18(b) of the Disclosure Schedule or as may be mutually agreed to by the Buyer and the Sellers in writing after the date hereof but prior to the Closing. At the Closing, the Buyer will make the payment to the Sellers described on Section 5.18(c) of the Disclosure Schedule.

Section 5.19 Environmental Responsibilities.

(a) The Sellers have ordered, or as soon as reasonably practicable following the date hereof the Sellers will order, Phase II Environmental Assessments to be performed by Antea Group (“Antea”) for each piece of the Real Property with respect to which a Phase I Environmental Assessment recommended that such Phase II Environmental Assessments should be performed. The cost of such assessments shall be paid by the parties in the manner set forth in Section 10.01 of the Disclosure Schedule. If, due to the passage of time, certain portions of the Phase I Environmental Assessments for the Real Property will not meet the American Society for Testing and Materials Standard 1527-05 for timeliness as of the Closing Date, then, not more than 180 days prior to the Closing Date the Sellers will cause Antea (or, if Antea is unable or unwilling to take such assignment, another environmental consulting firm to be mutually agreed upon by the parties hereto) to prepare updates to such Phase I Environmental Assessments, or any portion thereof, to the extent necessary to ensure that such Phase I Environmental Assessments will be updated to meet the American Society for Testing and Materials Standard 1527-05. If Antea (or such other environmental consulting firm) is unable to complete such updates to such Phase I Environmental Assessments by the Closing, the parties hereto will cause such updates to be completed as soon as reasonably practicable after the Closing. The cost of such update shall be paid by the parties in the same manner as the cost of the Phase I Environmental Assessments as reflected in Section 10.01 of the Disclosure Schedule.

(b) As soon as reasonably practicable following the date hereof, the Sellers shall at their expense determine whether applicable Environmental Law requires that any REC or the Environmental Activity associated with such REC be reported to a Governmental Authority with jurisdiction over the matter (an “Agency Notification”). If an Agency Notification of a REC or Environmental Activity is required (i) prior to the Closing related to the Real Property, the Sellers shall make such Agency Notification and promptly provide a copy of such Agency Notification to the Buyer, or (ii) after the Closing related to the Real Property, the Buyer shall make such Agency Notification and promptly provide a copy of such Agency Notification to the Sellers. After such Agency Notification is made, the Sellers shall perform, or cause to be performed, the appropriate Environmental Activity and the Sellers shall obtain the written concurrence of the appropriate Governmental Authority that no further action is necessary in respect of such REC to otherwise achieve the Acceptable Regulatory Standards.

(c) In the event an Agency Notification of a REC is not required by applicable Environmental Law, then the Sellers shall at their expense perform, or cause to be performed, the related Environmental Activity until such time as the Sellers’ environmental consultant delivers a reliance letter to the Buyer which indicates that, in such consultant’s opinion, no further action is necessary to otherwise achieve the Acceptable Regulatory Standards; provided, however, in the event that a Governmental Authority subsequently determines that additional Environmental Activities relating to the REC are required to achieve Acceptable Regulatory Standards, then the Sellers shall at their expense perform, or cause to be performed, such additional Environmental Activities promptly and in accordance with applicable Environmental Laws.

(d) In the event that, as of the Closing, the Sellers have not completed any Environmental Activities specified in this Section 5.19 then the parties shall enter into a mutually acceptable access agreement providing the Sellers (and their representatives) access to the Real Property after the Closing for purposes of completing such Environmental Activities. The Sellers shall provide copies to the Buyer of all correspondence with a Governmental Authority regarding any matters subject of an Agency Notification, as well as all work plans, notices, submissions, field work, and final reports that are related to the Environmental Activities.

Section 5.20 Vehicle Titles and Registrations. The Sellers shall use reasonable best efforts to deliver, or cause to be delivered, to the Buyer, at or prior to the Closing, all title certificates and registrations (as appropriate and as applicable) for the motor vehicles, rolling stock and other certificated assets included in the Transferred Assets (collectively, the “Titled Vehicles”), together with, if applicable, bills of sale and other instruments of transfer which may be required under applicable Law to complete the transfer of the record ownership thereof, duly executed and duly completed in favor of the Buyer or such other party as the Buyer may designate for such purpose (such duly completed title certificates and registrations, “Completed Title Documents”). As soon as reasonably practical after the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer all Completed Title Documents that the Sellers were unable to deliver to the Buyer at or prior to the Closing. To the extent that Completed Title Documents for any Titled Vehicles are not delivered to the Buyer at or prior to the Closing, the Sellers shall use reasonable best efforts to ensure that such Titled Vehicles are properly titled and registered for legal operation on federal, state and local roadways until such times as Completed Title Documents for such Titled Vehicles are delivered to the Buyer.

Section 5.21 Leased Tangible Personal Property. With respect to any trucks, trailers and forklifts that are part of the Tangible Personal Property that are leased by the Sellers or their Affiliates pursuant to a capital or finance lease and are subject to a Lien in favor of the lessor thereunder, the Sellers shall take such actions prior to the Closing as necessary to purchase such trucks, trailers and forklifts and to deliver good and clear title to such trucks, trailers and forklifts to the Buyer at the Closing at no additional cost to the Buyer; provided, however, that if the Sellers are unable to purchase such trucks, trailers and forklifts prior to the Closing or if the Sellers are otherwise unable to deliver clear title to any such trucks, trailers and forklifts at the Closing, the Sellers and the Buyer will enter into a vehicle lease with respect to such trucks, trailers and forklifts, whereby the Sellers will lease such trucks, trailers and forklifts to the Buyer at no further cost to the Buyer until such time as the Sellers can purchase such trucks, trailers and forklifts and provide, at no additional cost to the Buyer, good and clear title to such trucks, trailers and forklifts to the Buyer, provided that pursuant to the terms of the vehicle lease the Buyer will fully insure such trucks, trailers and forklifts.

Section 5.22 National Food Service and Warehouse Juice Businesses; Non-DSD Businesses.

(a) The parties hereto (or their applicable Affiliates) will use their reasonable good faith efforts to reasonably mutually agree upon one (1) or more legally binding agreements with respect to the Buyer’s economic participation in TCCC’s and its applicable Affiliates’ existing U.S. national food service and warehouse juice businesses, on commercially reasonable terms and conditions to be negotiated in good faith by the parties hereto (whether one (1) or more, and together with the agreement(s) referred to in subsection (b) below, the “Economic Participation Agreement”). The parties hereto acknowledge that, while they will work towards the execution of the Economic Participation Agreement with respect to the U.S. national food service and warehouse juice businesses as soon as reasonably practicable, the execution of such Economic Participation Agreement is not a condition to the Closing.

(b) Additionally, the parties hereto (or their applicable Affiliates) will use their reasonable good faith efforts to reach alignment on the key business principles of the Buyer’s economic participation in all future non-direct store delivery products or business models of TCCC and its applicable Affiliates (including all future beverages, beverage components, and other beverage products distributed by means other than direct store delivery). The parties’ mutual intent is that their alignment on these key business principles will be the next milestone in the process of good faith negotiation and execution of the Economic Participation Agreement regarding future non-direct store delivery products or business models. The parties hereto acknowledge that, while they will work towards such alignment on key principles and the subsequent execution of the Economic Participation Agreement regarding future non-direct store delivery products or business models as soon as reasonably practicable, neither alignment on key principles nor the execution of such Economic Participation Agreement is a condition to the Closing.

Section 5.23 Product Supply Arrangements. The parties hereto will continue to discuss product supply issues in good faith, including with regard to the implementation of a national product supply system with such provisions regarding asset ownership, management provisions and System governance mechanisms as the parties hereto may mutually agree in writing.

Section 5.24 Participation in System Governance Activities. The parties hereto will continue to discuss in good faith the implementation of System governance and anticipate that those discussions will be consistent with their prior discussions on this topic, and will include a detailed joint plan for transitioning from current System governance routines and mechanisms to future System governance routines and mechanisms. Such System governance will be implemented on a non-binding, commercial basis during 2017.

Section 5.25 Additional Financial Information for the Business. The Sellers shall, and shall cause their Affiliates to, and shall use reasonable best efforts to cause their Representatives to, provide to the Buyer (a) the financial statements of the Business, including any accountant’s report, and (b) such other financial information as is reasonably necessary to prepare pro forma financial statements, in each case, that the Buyer reasonably determines are required, pursuant to the applicable provisions of Regulation S-X under the Securities Act specified in Item 9.01 of Form 8-K, to be filed by the Buyer in connection with the Closing, such financial statements and other financial information to be delivered as promptly as reasonably practical, but in any event at least fifteen (15) days prior to the time that the Buyer is required to file such financial statements pursuant to applicable securities Laws in connection with the Closing.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Matters. The parties agree that the Sellers and the Buyer are equally sharing the liability for all transfer, sales, use, stamp, conveyance, recording, registration, documentary, filing and other similar Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (“Transaction Taxes”). If the Sellers have the primary responsibility to collect and/or pay the Transaction Taxes to the appropriate taxing jurisdiction, the Sellers shall provide the Buyer with the calculation of the applicable Transaction

Taxes (together with reasonable supporting documentation if requested by the Buyer), and the Buyer shall reimburse the Sellers for its fifty percent (50%) share of the liability with respect to such Transaction Taxes within thirty (30) days after receiving the calculation thereof. If the Buyer has the primary responsibility to collect and/or pay the Transaction Taxes to the appropriate taxing jurisdiction, the Buyer shall provide the Sellers with the calculation of the applicable Transaction Taxes (together with reasonable supporting documentation if requested by the Sellers), and the Sellers shall reimburse the Buyer for their fifty percent (50%) share of the liability with respect to such Transaction Taxes within thirty (30) days after receiving the calculation thereof. Each party shall remit the applicable Transaction Taxes to the appropriate Tax jurisdiction on a timely basis as required under Law. Each party shall promptly deliver notice to the other parties in the event it receives a notice from a Governmental Authority regarding any such Transaction Tax. In addition, in the event a Governmental Authority commences an audit in respect of any such Transaction Taxes, the Sellers and the Buyer shall cooperate to produce documentation to support that the Transaction Tax was satisfied or arose from a transaction that is nontaxable. Each of the Buyer and the Sellers agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Transaction Taxes.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Each Party’s Obligations. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Sellers, each in their sole discretion, provided that such waiver shall be effective only as to the obligations of the party waiving such condition:

(a) Injunction. There shall be in effect no Law or Governmental Order to the effect that the sale of the Transferred Assets or the other transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

(c) Third Party Consents. The Sellers shall have obtained and delivered to the Buyer the written consents, notices, waivers, agreements or other documents with respect to the Persons set forth on Section 7.01(c) of the Disclosure Schedule (all such consents, notices, waivers, agreements and other documents shall be in full force and effect on and following the Closing); provided, however, that any such consent, notice, waiver, agreement or other document is in form and substance reasonably satisfactory to the Buyer. The parties acknowledge that the process of obtaining such written consents, notices, waivers, agreements or other documents may, in the case of third party brand owners, include negotiation of certain terms by the Buyer directly with such third party brand owners.

(d) Financial Methodologies. The Buyer and the Sellers shall have mutually reasonably agreed with respect to the resolution of the matters identified on Section 7.01(d) of the Disclosure Schedule related to the financial methodology underlying the preparation of the 2016 Data and the Closing Financial Information.

(e) Fleet Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the trucks, trailers and forklifts included in the Transferred Assets are reasonably consistent with the operating condition and average age of such trucks, trailers and forklifts as of the date of this Agreement.

(f) Vending Equipment Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the vending equipment included in the Transferred Assets are reasonably acceptable.

(g) Simultaneous Closing. The closing under that certain Asset Exchange Agreement, dated as of the date hereof, by and among the Sellers, Buyer, CCBCC Operations, LLC, a Delaware limited liability company, Red Classic Equipment, LLC, a North Carolina limited liability company, and Red Classic Transit, LLC, a North Carolina limited liability company, shall have been completed simultaneously with the Closing hereunder.

Section 7.02 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment by the Buyer or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Buyer contained in this Agreement which are qualified by “material”, “in all material respects”, “material adverse effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (B) the representations and warranties of the Buyer contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate of the Buyer as to the satisfaction of Section 7.02(a)(i) and Section 7.02(a)(ii) signed by a duly authorized executive officer of the Buyer.

(b) CBA Amendment. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the CBA Amendment.

(c) Employee Matters Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Employee Matters Agreement.

(d) Transition Services Agreement. If applicable, the Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Transition Services Agreement.

Section 7.03 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment by the Sellers or written waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Sellers contained in this Agreement and which are qualified by “material”, “in all material respects”, “Material Adverse Effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (B) the representations and warranties of the Sellers contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate of the Sellers as to the satisfaction of Sections 7.03(a)(i) and 7.03(a)(ii) signed by a duly authorized representative of each Seller.

(b) No Material Adverse Effect. On or prior to the Closing Date, there shall not have occurred any Material Adverse Effect.

(c) CBA Amendment. Each of the Sellers (as applicable) and TCCC shall have executed and delivered, or caused to be executed and delivered, to the Buyer the CBA Amendment.

(d) Employee Matters Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Employee Matters Agreement.

(e) Transition Services Agreement. If applicable, the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Transition Services Agreement.

(f) Funding Letter. TCCC shall have executed and delivered to the Buyer the Funding Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by either the Sellers or the Buyer, if the Closing shall not have occurred on or prior to December 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by the Sellers, if there has been a breach of any covenant or other agreement made by the Buyer in this Agreement, or any representation or warranty of the Buyer in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate, in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.02(a) (a “Terminating Buyer Breach”) and (ii) has not been (A) waived in writing by the Sellers or (B) cured by the Buyer, within thirty (30) days after written notice from the Sellers of such Terminating Buyer Breach is received by the Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail);

(d) by the Buyer, if there has been a breach of any covenant or other agreement made by the Sellers in this Agreement, or any representation or warranty of the Sellers in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate (subject to the Sellers’ right to cure as set forth herein), in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.03(a), or Section 7.03(b) (a “Terminating Seller Breach”) and (ii) has not been (A) waived in writing by the Buyer or (B) cured by the Sellers, within thirty (30) days after written notice from the Buyer of such Terminating Seller Breach is received by the Sellers (such notice to describe such Terminating Seller Breach in reasonable detail); and

(e) by the Buyer, pursuant to Section 5.08.

Section 8.02 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 8.03 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in this Section 8.03 (Effect of Termination), Section 5.04 (Confidentiality) and Article X (General Provisions); provided, however, that nothing in this Agreement shall relieve either the Sellers or the Buyer from liability for any willful breach of this Agreement or willful failure to perform their or its, as applicable, obligations under this Agreement.

Section 8.04 Extension; Waiver. At any time after the date hereof, either the Sellers or the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. The representations and warranties of the Sellers and the Buyer contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 9.02(a)(i) or 9.03(a) thereafter); provided, however, that the representations and warranties made in Sections 3.01 (Incorporation, Qualification and Authority of the Sellers), 3.02(a) (No Conflict), 3.08(a) (Assets), 3.21 (Brokers), 4.01 (Incorporation and Authority of the Buyer), 4.02 (Qualification of the Buyer), 4.03(a) (No Conflict) and 4.07 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, the representations and warranties made in Section 3.11 (Environmental Matters) shall survive until the date that is five (5) years after the Closing Date and the representations and warranties made in Sections 3.14 (Employee Benefits Matters) and 3.22 (Tax Matters) shall survive until the date that is three (3) years after the Closing Date, at which time they shall terminate; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 9.02 Indemnification by the Sellers.

(a) From and after the Closing, the Sellers shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Sellers in this Agreement or in the certificates furnished by the Sellers pursuant to Sections 2.05(d) and 7.03(a);

(ii) any breach or failure by the Sellers to perform any of their covenants or obligations contained in this Agreement; or

(iii) any Excluded Liability (including the failure of the Sellers to perform or in due course pay and discharge any Excluded Liability).

(b) Notwithstanding any other provision of this Agreement to the contrary, (i) the Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 9.02(a)(i) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds a dollar amount equal to $365,591.24 (the “Deductible Amount”), after which the Sellers shall be obligated for all Losses of the Buyer Indemnified Parties pursuant to Section 9.02(a)(i) in excess of the Deductible Amount up to a dollar amount equal to $3,655,912.39; provided, however, that the limitations on indemnification set forth in this Section 9.02(b)(i) shall not apply to any indemnification claim brought as a result of the inaccuracy or breach of any of the Fundamental Representations; (ii) the cumulative indemnification obligation of the Sellers under Section 9.02(a)(i) shall in no event exceed the Purchase Price; and (iii) the indemnification obligation of the Sellers under Section 9.02(a)(i) with respect to a breach of Section 3.22 (Tax Matters) shall not be subject to the Deductible Amount.

Section 9.03 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “TCCC Indemnified Parties”) against, and reimburse any TCCC Indemnified Party for, all Losses that such TCCC Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a) the inaccuracy or breach of any representations or warranties made by the Buyer in this Agreement or in the certificate furnished by the Buyer pursuant to Section 7.02(a);

(b) any breach or failure by the Buyer to perform any of its covenants or obligations contained in this Agreement;

(c) any claim or cause of action by any Person against any TCCC Indemnified Party with respect to the ownership, operation or use of the Transferred Assets or the operations of the Business to the extent arising as a result of an event, occurrence or action occurring after the Closing, except to the extent that the underlying matter giving rise to such claim or cause of action is one in which a TCCC Indemnified Party is otherwise responsible; or

(d) any Assumed Liability (including the failure of the Buyer or its Affiliates to perform or in due course pay and discharge any Assumed Liability).

Section 9.04 Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification hereunder (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.01 for such representation, warranty, covenant or agreement. Within forty-five (45) days after its receipt of the Third Party Claim notice (the “Third Party Claim Response Period”), the Indemnifying Party shall give notice to the Indemnified Party, in writing, either acknowledging or denying its obligations to indemnify and defend under this Article IX.

(b) If, during the Third Party Claim Response Period, the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if such Indemnifying Party gives notice in writing of its election to do so to the Indemnified Party, together with the acknowledgement of its obligations to indemnify, within ten (10) Business Days of the receipt of notice from the Indemnified Party; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party. If the Indemnifying Party so elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, except as set forth in the following sentence. An Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake such defense, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party. Each party hereto shall, and shall cause each of its Affiliates, members, officers, agents and employees to, cooperate fully with the other parties hereto in connection with any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) the settlement or judgment involves only monetary payments, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment promptly following the effectiveness of such settlement or judgment and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete release of any Indemnified Party affected by such Third Party Claim. If the Indemnifying Party does not assume, or is not entitled to assume, the defense of a Third Party Claim as provided in this Section 9.04(b), the Indemnified Party shall defend such Third Party Claim but shall not consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim if such settlement or judgment includes an unconditional release of the Indemnifying Party and its Affiliates from all liability arising out of such Third Party Claim. With respect to a Third Party Claim regarding Taxes, the Sellers only have the right to control such Third Party Claim as an Indemnifying Party hereunder if it (x) relates to Taxes attributable to the Business or the Transferred Assets with respect to a taxable period or portion thereof ending prior to the Closing Date or (y) relates to Taxes imposed on the Sellers or their Affiliates, provided that with respect to any Third Party Claim with respect to Transaction Taxes, the Sellers and the Buyer shall jointly control such Third Party Claim and shall share equally in any direct costs and expenses incurred by the parties with respect thereto.

(c) In the event that an Indemnified Party determines that it has a claim pursuant to Section 9.04(a) that does not involve a Third Party Claim, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (if known or reasonably capable of estimation) and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records, properties, assets, personnel, agents and advisors for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims of liability. Promptly following the final determination of the amount of any disputed claims by written agreement between the Indemnifying Party and the Indemnified Party or pursuant to a final, non-appealable order or judgment regarding such disputed claims that has been entered in a court of competent jurisdiction, the Indemnifying Party promptly shall pay the amount of any such finally determined liability to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.

Section 9.05 Exclusive Remedies. The Sellers and the Buyer acknowledge and agree that, following the Closing, the indemnification provisions of Sections 9.02 and 9.03 shall be the sole and exclusive remedies of any Buyer Indemnified Party and any TCCC Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Buyer or the Sellers, respectively, or any failure by the Buyer or a Seller, respectively, to perform or comply with any covenant or agreement set forth herein, except in the case of fraud or intentional misrepresentation. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.06 Additional Indemnification Provisions.

(a) The Sellers and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the indemnification obligations in this Agreement: (i) all Losses shall be net of any third-party insurance proceeds which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) unless any such damages or items are awarded to a third-party in a Third Party Claim, provided that this Section 9.06(a)(ii) shall not limit or restrict in any way the right or ability of an Indemnified Party to recover damages that are direct and reasonably foreseeable; and (iii) so long as such party has complied with its obligations under Section 2.02, no party shall have the obligation to indemnify any other Person with respect to any Losses to the extent relating to any failure by the parties to obtain the consent of any Person required in an Assumed Contract (other than in the event where such Assumed Contract is a Material Contract that the Sellers failed to identify as requiring consent or notice on Section 3.12(a) of the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereunder.

(b) In addition to, and not in limitation of, the foregoing, the Sellers and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that the Sellers shall have no liability to indemnify any Buyer Indemnified Party under this Agreement with respect to any Losses (i) to the extent such Losses are included in the Assumed Liabilities reflected on the Final Amounts Schedule or would be duplicative of amounts paid by the Sellers pursuant to Section 2.10 or Section 5.14, or (ii) to the extent such Losses are caused by or result from any action (A) that after the date hereof the Buyer requests the Sellers to take or refrain from taking in writing pursuant to Section 5.01 (other than actions the Sellers are already obligated to take or refrain from taking under this Agreement), (B) taken pursuant to a written consent from the Buyer specifically authorizing such action, but only as long as the Sellers’ request for written consent to such action was not related to curing a breach of any representation, warranty or covenant of a Seller hereunder, or (C) that the Sellers or any of their Affiliates, having sought the Buyer’s consent pursuant to Section 5.01, did not take as a result of the Buyer having unreasonably withheld, delayed or conditioned the requested consent, other than, in the case of clauses (A) and (B), any such Losses constituting costs and expenses specifically and intentionally incurred by the Sellers to take any such action requested by the Buyer and agreed to by the Sellers.

Section 9.07 Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 9.08 Third Party Recovery. If the Buyer Indemnified Parties or the TCCC Indemnified Parties recover any amounts in respect of Losses from any third party at any time after the Buyer or the Sellers, as applicable, have paid all or a portion of such Losses to the Buyer Indemnified Parties or the TCCC Indemnified Parties, as applicable, pursuant to the provisions of this Article IX, the Buyer or the Sellers, as applicable, shall, or shall cause such Buyer Indemnified Parties or TCCC Indemnified Parties, as applicable, to promptly (and in any event within two (2) Business Days of receipt) pay over to the Buyer or to the Sellers, as applicable, the amount so received (to the extent previously paid by the Buyer or the Sellers, as applicable).

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Expenses. Except as may be otherwise specified in this Agreement and the Companion Agreements or as set forth on Section 10.01 of the Disclosure Schedule, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Companion Agreements and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, communications, consents and deliveries under this Agreement shall be delivered in writing, unless otherwise expressly permitted herein, and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing (or on the following Monday if mailed on a Friday or Saturday) if sent by a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery; or (d) upon receipt of a confirmed transmission, if sent by facsimile transmission or by email (or on the first Business Day following the date sent if the date sent is not a Business Day), in each case to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the others, provided that if notice is given by email, such notice shall also be sent at the same time by facsimile transmission:

(i)	if to the Sellers to:

Coca-Cola Refreshments USA, Inc.

c/o The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Attn: Vice President – Finance

Facsimile: (404) 598-5487

Email: dherndon@coca-cola.com

with a copy, which shall not constitute notice, to:

Coca-Cola Refreshments USA, Inc.

c/o The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Attn: General Counsel

Facsimile: (404) 598-7664

Email: bgarren@coca-cola.com

and

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention: William G. Roche

Anne M. Cox-Johnson

Facsimile: (404) 572-5133

Email: broche@kslaw.com

acox-johnson@kslaw.com

(ii)	if to the Buyer to:

Coca-Cola Bottling Co. Consolidated

4100 Coca Cola Plaza

Charlotte, North Carolina 28211

Attention:         E. Beauregarde Fisher III, Executive Vice President & General Counsel

Facsimile:         (704) 602-4408

Email:                 beau.fisher@ccbcc.com

with a copy, which shall not constitute notice, to:

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, North Carolina 28202

Attention:          John V. McIntosh

Facsimile:         (704) 331-1159

Email:                 johnmcintosh@mvalaw.com

Notwithstanding anything to the contrary in this Agreement, (x) any information required to be delivered pursuant to Section 5.02(d), (y) any amendments of or supplements to the Disclosure Schedule delivered by the Sellers pursuant to the first two (2) sentences of Section 5.08, and (z) the Closing Financial Information may be delivered by email (or other electronic means) only, and such delivery by email (or other electronic means) will be deemed to satisfy the requirements of this Section 10.02, without the requirement that notice also be provided by facsimile transmission or in any other format or medium; provided, that the delivery of such information by email (or other electronic means) only shall not be deemed effective until the Buyer has confirmed its receipt of the same; and provided, further, that, upon such receipt, the Buyer will be obligated to provide, and shall provide, such confirmation promptly.

Section 10.03 Public Announcements. No party or Affiliate of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Companion Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Sellers and the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. Except as otherwise expressly provided herein and therein, this Agreement (together with the exhibits and schedules hereto) and the Companion Agreements constitute the entire agreement of the Sellers and the Buyer with respect to the acquisition of the Business by the Buyer and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Sellers and the Buyer or its Affiliates with respect to the acquisition of the Business by the Buyer.

Section 10.06 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Sellers may assign any or all of their rights and obligations under this Agreement to any of their Affiliates, but only to the extent that such assignment would not result in an impairment of the Buyer’s rights under this Agreement; and provided, further, that the Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights and obligations under this Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 No Third-Party Beneficiaries. Except as provided in Article IX with respect to TCCC Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, whether express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 10.09 Disclosure Schedule. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or Schedules would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 10.10 Governing Law and Dispute Resolution.

(a) This Agreement and the Companion Agreements (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto agrees that, except to the extent set forth otherwise in the Companion Agreements, any claims, causes of action or disputes that may be based upon, arise out of or relate to this Agreement or the Companion Agreements, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement and the Companion Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02; and

(iv) agrees that nothing in this Agreement or the Companion Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 10.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMPANION AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Bulk Sales Laws. The Buyer and the Sellers each hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction within or outside the United States.

Section 10.13 Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto would have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Transferred Assets to the Buyer, and the obligations of the Buyer under this Agreement, including the Buyer’s obligation to purchase and acquire the Transferred Assets from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.14 Rules of Construction. Interpretation of this Agreement and the Companion Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of or to this Agreement unless otherwise specified; (c) the terms

“hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule, Annexes and Exhibits hereto; (d) references to “dollars” or “$” mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement means including without limitation, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) each of the parties hereto has participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to days means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.15 Counterparts. This Agreement and the Companion Agreements may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or the Companion Agreements by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COCA-COLA REFRESHMENTS USA, INC.

By:	/s/ J. Alexander M. Douglas, Jr.
Name: J. Alexander M. Douglas, Jr.
Title: President, Coca-Cola North America

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ James E. Harris
Name: James E. Harris
Title: Executive Vice President

Signature Page to Asset Purchase Agreement (Distribution – Memphis APA)

EXHIBIT A

DEFINITIONS

“2016 Additional Financial Information” has the meaning set forth in Section 3.20(b).

“2016 Data” has the meaning set forth in Section 3.20(a).

“Acceptable Regulatory Standards” means those standards in effect as of the Closing with respect to the presence of a Hazardous Substance on a real property which (a) if achieved in a cleanup, would be sufficient to satisfy the minimum and lowest cost requirements of the regulatory authorities having jurisdiction with respect to the real property so that such regulatory authorities would issue a letter or other document confirming that no further action is required with respect to the investigation, cleanup, remediation and monitoring of the real property with respect to such Hazardous Substance for the continued use of the real property for industrial or commercial purposes only, including the possible application of restrictive covenants, engineering controls, other types of use restrictions or monitored natural attenuation, for Hazardous Substances for which promulgated remediation standards exist; or (b) where the regulatory authorities do not issue such letters or other documents, would be sufficient to satisfy the promulgated remediation standards of the jurisdiction for the continued use of the real property for industrial or commercial purposes only, including the possible application of restrictive covenants, engineering controls, other types of use restrictions or monitored natural attenuation for the minimum and lowest cost.

“Action” means any claim, action, demand, audit, citation, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agency Notification” has the meaning set forth in Section 5.19(b).

“Agreed Financial Methodology” means the accounting policies, methodologies, assumptions and allocations used by the Sellers in preparing the 2016 Data with such changes or adjustments to such policies, methodologies, assumptions and allocations as are set forth on Section A of the Disclosure Schedule or as the Buyer and the Sellers may mutually agree to in writing subsequent to the date hereof, including as a result of the mutually agreed upon resolution of any of the items described on Section 7.01(d) of the Disclosure Schedule.

“Agreed Replacement Value” has the meaning set forth in Section 2.10(a).

“Agreement” means this Asset Purchase Agreement, dated as of September 29, 2017, by and between the Sellers and the Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to this Asset Purchase Agreement made in accordance with Section 10.08.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Antea” has the meaning set forth in Section 5.19(a).

“Anticipated Closing Date” has the meaning set forth in Section 2.04(c).

“Arbitrator” has the meaning set forth in Section 2.07(f).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.05(c).

“Assumed Contracts” has the meaning set forth in Section 2.01(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.01(c).

“Base Purchase Price” has the meaning set forth in Section 2.04.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by the Sellers and the Buyer in the form attached hereto as Exhibit B.

“Business” means the business that the Sellers are engaged in related to the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the Territory, but specifically excluding the manufacture or production of Coca-Cola and other beverage products.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Atlanta, Georgia are required or authorized by Law to be closed.

“Business Employees” means all employees of the Sellers and their Affiliates who are engaged primarily in the Business, together with any individuals hired by the Sellers or their Affiliates after the date hereof and prior to the Closing who are engaged primarily in the Business who are employed by the Buyer or its Affiliates with respect to the Business as of or immediately after the Closing as further described in the Employee Matters Agreement, but excluding the employees of the Sellers or their Affiliates who are identified as employees being retained by the Sellers or their Affiliates in the Employee Matters Agreement.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer MEC Consent Agreement” means that certain Consent Agreement, dated May 26, 2015, by and between TCCC, acting by and through its Coca-Cola North America division, and the Buyer.

“CBA Amendment” means an amendment to the Comprehensive Beverage Agreement Form EPB First-Line and Sub-Bottling, dated as of March 31, 2017, by and between TCCC, CCR and the Buyer, as amended on April 28, 2017, to reflect the acquisition of the Territory by the Buyer.

“CBA Rights” has the meaning set forth in the recitals to this Agreement.

“CCR” has the meaning set forth in the preamble to this Agreement.

“Closing” has the meaning set forth in Section 2.03.

“Closing Amounts Deficit” means the amount, if any, by which the sum of (a) (i) the Estimated Net Working Capital Amount, plus (ii) the Estimated Other Third-Party Brand Amount, plus (iii) the Estimated DP Amount, plus (iv) the Estimated Residual Transferred Assets Amount, plus (v) the Estimated Other Assets and Liabilities Amount, minus (vi) the Estimated Retained Assets Amount, plus (vii) the Estimated Retained Liabilities Amount, is greater than the sum of (b) (i) the Net Working Capital Amount, plus (ii) the Other Third-Party Brand Amount, plus (iii) the DP Amount, plus (iv) the Residual Transferred Assets Amount, plus (v) the Other Assets and Liabilities Amount, minus (vi) the Retained Assets Amount, plus (vii) the Retained Liabilities Amount, as reflected on the Final Amounts Schedule.

“Closing Amounts Surplus” means the amount, if any, by which the sum of (a) (i) the Estimated Net Working Capital Amount, plus (ii) the Estimated Other Third-Party Brand Amount, plus (iii) the Estimated DP Amount, plus (iv) the Estimated Residual Transferred Assets Amount, plus (v) the Estimated Other Assets and Liabilities Amount, minus (vi) the Estimated Retained Assets Amount, plus (vii) the Estimated Retained Liabilities Amount, is less than the sum of (b) (i) the Net Working Capital Amount, plus (ii) the Other Third-Party Brand Amount, plus (iii) the DP Amount, plus (iv) the Residual Transferred Assets Amount, plus (v) the Other Assets and Liabilities Amount, minus (vi) the Retained Assets Amount, plus (vii) the Retained Liabilities Amount, as reflected on the Final Amounts Schedule.

“Closing Cash Payment” has the meaning set forth in Section 2.04(b).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Financial Information” means: (a) components of (i) the unaudited balance sheet of the Business as of the Closing Date, and (ii) the unaudited statement of income of the Business for the most recent four (4) fiscal quarters completed on or prior to the Closing, in each case in a format consistent with the 2016 Data and determined in accordance with the Agreed Financial Methodology; (b) case volume information by brand for the most recent four (4) fiscal quarters completed on or prior to the Closing; and (c) updates of Sections 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv)-1 and 2.01(a)(iv)-2 of the Disclosure Schedule to update the description of the Transferred Assets as of the Closing to be consistent with the unaudited balance sheet of the Business as of the Closing Date. Closing Financial Information shall also include the calculation of the Target Net Working Capital Amount.

“Closing Key Subject Equipment Schedule” has the meaning set forth in Section 2.10(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective bargaining agreement, labor contract, letter of understanding or letter of intent with a labor organization certified as the collective bargaining representative of the Business Employees.

“Companion Agreements” means the Assignment and Assumption of Lease, the Bill of Sale, Assignment and Assumption Agreement, the Comprehensive Beverage Agreement, the CBA Amendment, the Employee Matters Agreement, the Transition Services Agreement, and the Funding Letter.

“Completed Title Documents” has the meaning set forth in Section 5.20.

“Comprehensive Beverage Agreement” means the Comprehensive Beverage Agreement Form EPB First-Line and Sub-Bottling, dated as of March 31, 2017, by and between TCCC, CCR and the Buyer, as amended (including by the CBA Amendment).

“Confidential Information” has the meaning set forth in Section 5.04.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Cost” means, with respect to any particular item of inventory included in the Transferred Assets, the Business’ fully-loaded production cost with respect to such item of inventory, plus (without duplication) the freight cost of transporting such item of inventory from the applicable production center to the applicable distribution center.

“Critical Leased Property” has the meaning set forth in Section 3.10(a).

“Customer” means each of the twenty (20) largest customers of the Business as measured by the dollar amount of purchases made from the Sellers and their Affiliates solely in connection with the Business during the twelve (12) month period ended on the date hereof.

“Debt” means any (a) indebtedness for borrowed money or in respect of loans or advances from third party lending sources, (b) obligation evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) indebtedness or obligation for the deferred purchase price of property or services with respect to which any Seller is liable as obligor (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) capital lease obligations, (e) obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Sellers, (f) amounts owed by the Business to a Seller (or Affiliate of a Seller) other than intercompany trade accounts payables for goods and services incurred in the ordinary course of business consistent with past practice and included on the Final Amounts Schedule, (g) all obligations under conditional sale or other title retention agreements relating to the property or assets purchased by a Seller, (h) guarantees and (i) obligations under hedging arrangements.

“Deductible Amount” has the meaning set forth in Section 9.02(b).

“Delaware Courts” has the meaning set forth in Section 10.10(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer and which forms a part of this Agreement.

“DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the Territory for the Sellers’ most recent four (4) fiscal quarters completed on or prior to the Closing as compared to such EBITDA for the Sellers’ 2016 fiscal year as reflected in the 2016 Data, determined in accordance with the Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated DP Amount.

“DP Brand Business” means the portion of the Business relating to the exclusively licensed distribution, promotion, marketing and sale of shelf-stable, ready to drink Dr Pepper brand beverages in the Territory by the Sellers pursuant to CCR’s agreement with Dr Pepper Snapple Group, Inc., including any assets and liabilities (including Retained Assets and Retained Liabilities) allocated to such portion of the Business consistent with the Agreed Financial Methodology.

“DP Purchase Price Component” means an amount equal to the portion of the Purchase Price as of the date hereof allocated to the DP Brand Business, determined in accordance with the Agreed Financial Methodology.

“EBITDA” means gross profit less operating expenses before interest, income taxes, depreciation and amortization.

“Economic Participation Agreement” has the meaning set forth in Section 5.22(a).

“Employee Matters Agreement” means the Employee Matters Agreement between CCR and the Buyer in a form to be mutually agreed among the Sellers and the Buyer, certain material terms of which are attached hereto as Exhibit D.

“Employee Plans” has the meaning set forth in Section 3.14(b).

“End Date” has the meaning set forth in Section 8.01(b).

“Environmental Activity” with respect to any Recognized Environmental Condition means any activity required to establish a remediation plan and perform the work thereunder necessary to satisfy Acceptable Regulatory Standards, for any Hazardous Substances associated with such Recognized Environmental Condition for the continued use of the applicable real property for industrial or commercial purposes only.

“Environmental Laws” means any Laws applicable to the Business, the Real Property or any of the other Transferred Assets and in effect as of the Closing that regulate (a) the protection of or prevention of harm to human health and the environment or damage to natural resources or (b) the use, management, transportation, treatment, storage, disposal or remediation of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or governmental qualification, registration, filing, privilege, franchise or other authorization that is issued under or pursuant to any Environmental Law.

“Equipment Dispute Notice” has the meaning set forth in Section 2.10(c).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Closing Date Unaudited Balance Sheet” has the meaning set forth in Section 2.07(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.07(a).

“Estimated DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business for the Sellers’ 2016 fiscal year, determined in accordance with the 2016 Data and the Agreed Financial Methodology, that may result from changes or adjustments to the policies, methodologies, assumptions and allocations used in preparing the 2016 Data as the Buyer and the Sellers may mutually agree to in writing subsequent to the date hereof, including as a result of the mutually agreed upon resolution of any of the items described in Section 7.01(d) of the Disclosure Schedule, plus (ii) 1, multiplied by (b) the DP Purchase Price Component.

“Estimated DP Deficit” means the amount, if any, by which the DP Purchase Price Component is greater than the Estimated DP Amount as set forth on the Estimated Closing Statement.

“Estimated DP Surplus” means the amount, if any, by which the DP Purchase Price Component is less than the Estimated DP Amount as set forth on the Estimated Closing Statement.

“Estimated Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the Business listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the Business listed on Section B-2 of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Volume Percentage.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the NWC Purchase Price Component is greater than the Estimated Net Working Capital Amount as set forth on the Estimated Closing Statement.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the NWC Purchase Price Component is less than the Estimated Net Working Capital Amount as set forth on the Estimated Closing Statement.

“Estimated Other Assets and Liabilities Amount” means the product of (a) (i) the Net Book Value of the assets of the Business listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the Business listed on Section C of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs and determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Volume Percentage.

“Estimated Other Assets and Liabilities Deficit” means the amount, if any, by which the Other Assets and Liabilities Purchase Price Component is greater than the Estimated Other Assets and Liabilities Amount as set forth on the Estimated Closing Statement.

“Estimated Other Assets and Liabilities Surplus” means the amount, if any, by which the Other Assets and Liabilities Purchase Price Component is less than the Estimated Other Assets and Liabilities Amount as set forth on the Estimated Closing Statement.

“Estimated Other Third-Party Brand Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Territory for the Sellers’ 2016 fiscal year, determined in accordance with the 2016 Data and the Agreed Financial Methodology, that may result from changes or adjustments to the policies, methodologies, assumptions and allocations used in preparing the 2016 Data as the Buyer and the Sellers may mutually agree to in writing subsequent to the date hereof, including as a result of the mutually agreed upon resolution of any of the items described in Section 7.01(d) of the Disclosure Schedule, plus (ii) 1, multiplied by (b) the Other Third-Party Brand Purchase Price Component.

“Estimated Other Third-Party Brand Deficit” means the amount, if any, by which the Other Third-Party Brand Purchase Price Component is greater than the Estimated Other Third-Party Brand Amount as set forth on the Estimated Closing Statement.

“Estimated Other Third-Party Brand Surplus” means the amount, if any, by which the Other Third-Party Brand Purchase Price Component is less than the Estimated Other Third-Party Brand Amount as set forth on the Estimated Closing Statement.

“Estimated Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets as of the Business Day that is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs, determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Volume Percentage.

“Estimated Residual Transferred Assets Deficit” means the amount, if any, by which the Residual Transferred Assets Purchase Price Component is greater than the Estimated Residual Transferred Assets Amount as set forth on the Estimated Closing Statement.

“Estimated Residual Transferred Assets Surplus” means the amount, if any, by which the Residual Transferred Assets Purchase Price Component is less than the Estimated Residual Transferred Assets Amount as set forth on the Estimated Closing Statement.

“Estimated Retained Assets Amount” means an amount equal to the Net Book Value of the Retained Assets on the Business Day which is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Retained Liabilities Amount” means an amount equal to the Net Book Value of the Retained Liabilities on the Business Day which is the Sellers’ last accounting day in the fiscal month that is three (3) months prior to the fiscal month in which the Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business during the Sellers’ 2016 fiscal year that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the case volume information by brand of the Business for such fiscal year.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Contracts” means any contracts of the Sellers with respect to Debt of the Sellers or their Affiliates or any Tax sharing agreements to which any Seller or any of the Sellers’ Affiliates is a party.

“Excluded Fountain Equipment” means all fountain equipment (including pre-mix and post-mix) other than the Transferred Fountain Equipment (including, for example, fountain equipment situated on the property of any chain restaurant or other retail establishment with which any Seller does business that is owned by TCCC or by the customer, and including any fountain equipment pertaining to customers managed by CCR National Retail Sales (NRS), CCR National Foodservice or CCR Region managed fountain outlets).

“Excluded Liabilities” has the meaning set forth in Section 2.01(d).

“Existing Survey” means a copy of the existing survey, if any, for each parcel of the Real Property that the Sellers have provided to the Buyer.

“Existing Title Policy” means a copy of the existing owner’s or lessee’s title insurance policy for each parcel of the Real Property that the Sellers have provided to the Buyer.

“FDC Act” has the meaning set forth in Section 3.16(b).

“Final Amounts Schedule” means the schedule of the Net Working Capital Amount, the Other Third-Party Brand Amount, the DP Amount, the Residual Transferred Assets Amount, the Other Assets and Liabilities Amount, the Retained Assets Amount and the Retained Liabilities Amount, which shall include a calculation of each of the Closing Amounts Surplus, if any, and the Closing Amounts Deficit, if any, as finally determined pursuant to Section 2.07.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“Funding Letter” means a letter specifying the funding to be provided by the Sellers or their Affiliates with respect to the Territory for the remainder of the calendar year in which the Closing occurs and the following calendar year.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” has the meaning set forth in Section 5.10.

“Hazardous Substances” means any pollutant, contaminant, material, substance, or waste that is regulated under Environmental Laws, including asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, and petroleum or hydrocarbon substance, fraction, distillate or by-products.

“Indemnified Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” has the meaning set forth in Section 9.04(a).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including utility model, non-provisional, provisional, reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade names, business names, corporate names, service names, trade dress, logos, and other identifiers of the same, together with all adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) internet domain names and social media identifiers, names and profiles; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (e) confidential and proprietary information, including inventions, trade secrets, processes, know-how, techniques, protocols, methods, processes, formulae, compositions, architectures, layouts, designs, research and development confidential or proprietary information, customer and supplier lists, technical information, data, specifications, plans, drawings, and blue prints; (f) computer software, including source code, object, executable or binary code, objects, middleware, firmware, embedded code, comments, display screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith; (g) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Quarterly Data” has the meaning set forth in Section 5.02(d)(ii).

“Key Subject Equipment” has the meaning set forth in Section 2.10(a).

“Knowledge of the Sellers” means the actual knowledge, or knowledge that would be obtained after a reasonable inquiry, of (a) J. Alexander M. Douglas, Jr., Doug Herndon, Daniel Steidle, William F. Lummus, Todd Beiger, Christian Brennholt, Jeff Markey, and Julie Varnadoe, (b) only with respect to the representations set forth in Sections 3.13 (Employment Matters) and 3.14 (Employee Benefits Matters), Jeff Laszlo, (c) only with respect to the representations set forth in Section 3.10 (Real Property), Matthew Fanoe, (d) only with respect to the representations set forth in Section 3.22 (Tax Matters), Stephen Kremer, and (e) only with respect to the representations set forth in Section 3.11 (Environmental Matters), Ann Macdonald, together in each case with any individuals who succeed to the positions held by the foregoing individuals between the date of this Agreement and the Closing Date.

“Law” means any applicable U.S. federal, state, local or non-U.S. statute, law (including common law), ordinance, regulation, rule, code, order or other requirement or rule of law.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, option, easement, encroachment, right of way, right of first refusal, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, deficiencies, judgments, expenses, interest, awards, liabilities, fines, penalties, obligations and claims of any kind (including reasonable attorneys’ fees and expenses incurred in connection therewith).

“Material Adverse Effect” means any state of facts, event, change, condition, effect, circumstance or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the business condition (financial or otherwise), assets, liabilities, operations or the results of the operations of the Business or the Transferred Assets, or (y) the ability of the Sellers to perform their obligations under this Agreement or the Companion Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that for purposes of clause (x) of this definition, none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (except with respect to clauses (a), (c) or (f) below, to the extent such state of facts, event, change, condition, effect, circumstance or occurrence has had a disproportionate effect on the Business taken as a whole compared to other participants in the soft drink distribution industry): (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which a Seller operates or (iii) the soft drink distribution industry generally (including demand and the availability and pricing of raw materials, marketing and transportation); (b) the negotiation, execution or the announcement of the transactions contemplated by this Agreement or the Companion Agreements; (c) any changes in applicable Law; (d) actions required to be taken or prohibited pursuant to this Agreement or taken with the Buyer’s consent or at the Buyer’s request; (e) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated hereby; (f) any hostilities, acts of war, sabotage, terrorism or military actions, or any earthquakes, hurricanes, pandemics or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, or any escalation or worsening of any of the foregoing events; or (g) the failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect exists).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Permits” has the meaning set forth in Section 3.07(a).

“MEC” has the meaning set forth in Section 2.01(c)(iv).

“Missing Equipment” has the meaning set forth in Section 2.10(b).

“Missing Equipment Notice” has the meaning set forth in Section 2.10(b).

“Net Book Value” means net book value as reflected on the books and records of the Sellers as of the Closing Date or as of another specified date if expressly provided for herein.

“Net Working Capital” means (a) the current assets of the Business listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the current liabilities of the Business listed on Section B-2 of the Disclosure Schedule.

“Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the Business listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the Business listed on Section B-2 of the Disclosure Schedule, in each case, as of the Closing Date and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Volume Percentage.

“New Business Contract” has the meaning set forth in Section 5.17.

“New Contract” has the meaning set forth in Section 5.17.

“Notice of Dispute” has the meaning set forth in Section 2.07(c).

“NWC Purchase Price Component” means an amount equal to the portion of the Purchase Price as of the date hereof allocated to the Net Working Capital (other than the portion of the Net Working Capital allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Obsolete Inventory” has the meaning set forth in Section 5.14(b).

“Other Assets and Liabilities” means, collectively, the assets of the Business listed on Section C of the Disclosure Schedule and the liabilities of the Business listed on Section C of the Disclosure Schedule.

“Other Assets and Liabilities Amount” means an amount equal to the product of (a) (i) the Net Book Value of the assets of the Business listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the Business listed on Section C of the Disclosure Schedule, in each case, as of the Closing Date and determined in accordance with the Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Volume Percentage.

“Other Assets and Liabilities Purchase Price Component” means an amount equal to the portion of the Purchase Price as of the date hereof allocated to the Other Assets and Liabilities (other than the portion of the Other Assets and Liabilities allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Other Third-Party Brand Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Territory for the Sellers’ most recent four (4) fiscal quarters completed on or prior to the Closing as compared to such EBITDA for the Sellers’ 2016 fiscal year as reflected in the 2016 Data, determined in accordance with the Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated Other Third-Party Brand Amount.

“Other Third-Party Brand Business” means the portion of the Business relating to the exclusively licensed distribution, promotion, marketing and sale of shelf-stable, ready to drink third party beverage brands listed on Section D of the Disclosure Schedule (and any other third party beverage brands as may be mutually agreed by the parties hereto) in the Territory by the Sellers under license by the applicable brand owner to the Sellers, including any assets and liabilities (including Retained Assets and Retained Liabilities) allocated to such portion of the Business consistent with the Agreed Financial Methodology.

“Other Third-Party Brand Purchase Price Component” means an amount equal to the portion of the Purchase Price as of the date hereof allocated to the Other Third-Party Brand Business, determined in accordance with the Agreed Financial Methodology.

“Partial Assignments and Releases” has the meaning set forth in Section 5.17.

“Permitted Liens” means the following Liens: (a) Liens for property Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords; (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens resulting from any facts or circumstances relating to the Buyer or its Affiliates; (f) zoning, building, development and land use restrictions; (g) Liens described on Section 3.10(a) to the Disclosure Schedule as of the date hereof; (h) with respect to the Surveyed Properties, matters that would be shown by an accurate up-to-date survey as of the date hereof; and (i) any matters that would be shown by an accurate up-to-date survey and any other covenants, conditions, restrictions, rights of way, easements, licenses and other non-monetary Liens and irregularities in title to the extent that such additional matters described in this clause (i) do not materially interfere with the present use or occupancy of the Real Property or impose a material obligation on the lessee of the Real Property.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Phase I Environmental Assessments” means the Phase I Environmental Assessments prepared by Antea for the purposes of the transactions contemplated by this Agreement pursuant to the proposal of Antea to the Sellers.

“Pre-Closing Material Contract” has the meaning set forth in Section 2.01(a)(v).

“Pre-Closing Products” means (a) any products included in the Transferred Assets and (b) any products at any time manufactured or sold by the Sellers in the conduct of the Business prior to the Closing.

“Preliminary Amounts Schedule” means the draft schedule of the Net Working Capital Amount, the Other Third-Party Brand Amount, the DP Amount, the Residual Transferred Assets Amount, the Other Assets and Liabilities Amount, the Retained Assets Amount and the Retained Liabilities Amount, which shall include the Closing Amounts Surplus, if any, and the Closing Amounts Deficit, if any.

“Purchase Price” has the meaning set forth in Section 2.04.

“Real Property” has the meaning set forth in Section 2.01(a)(i).

“Recognized Environmental Condition” or “REC” means (a) any condition identified as a recognized environmental condition, or any asbestos identified as friable or damaged and requiring abatement to comply with applicable legal requirements, in any Phase I Environmental Assessment (or any updates thereto made in accordance with Section 5.19(a)) or (b) any condition, discovered or identified in the course of performance of Environmental Activities hereunder in connection with any Phase I Environmental Assessment (or any updates thereto made in accordance with Section 5.19(a)), that falls within the definition of “recognized environmental condition” set forth in the American Society for Testing and Materials Standard E1527 05 as of the Closing Date for which investigation or remediation is required by applicable Environmental Law for the continued use of the real property for industrial or commercial purposes only.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of Hazardous Substances into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Representative” of a Person means a director, manager, officer, employee, advisor, agent, stockholder, member, partner, consultant, accountant, investment banker or other representative of such Person.

“Residual Transferred Assets” means all Transferred Assets, except (a) the intangible rights included within the DP Brand Business and the intangible rights included within the Other Third-Party Brand Business, (b) the Transferred Assets included in the Net Working Capital and (c) the Transferred Assets included in the Other Assets and Liabilities.

“Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets as of the Closing Date, determined in accordance with the Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Volume Percentage.

“Residual Transferred Assets Purchase Price Component” means an amount equal to the portion of the Purchase Price as of the date hereof allocated to Residual Transferred Assets (other than the portion of the Residual Transferred Assets allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Retained Assets” means, collectively, (a) the assets included within the Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Transferred Assets and (b) the assets included within the Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Transferred Assets.

“Retained Assets Amount” means an amount equal to the Net Book Value of the Retained Assets on the Closing Date, determined in accordance with the Closing Financial Information and the Agreed Financial Methodology.

“Retained Liabilities” means, collectively, (a) the liabilities included within the Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Assumed Liabilities and (b) the liabilities included within the Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Assumed Liabilities.

“Retained Liabilities Amount” means an amount equal to the Net Book Value of the Retained Liabilities on the Closing Date, determined in accordance with the Closing Financial Information and the Agreed Financial Methodology.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Shared Contract” means any contract or agreement that relates to both the Business and the businesses retained by the Sellers and/or their Affiliates, provided in no event shall a national or worldwide contract (for example, global commodities procurement agreements) of the Sellers or their Affiliates be deemed to be a “Shared Contract”. For the avoidance of doubt, all Shared Contracts are expressly excluded from the respective definitions of, and should not be considered, “Material Contracts” or “Specified Non-Transferring Contracts”.

“Six-Month Treasury Rate” means the rate set forth for the Closing Date (determined on the first Business Day after the Closing Date) at http://www.federalreserve.gov/releases/h15/update/ in the row titled “Treasury constant maturities, Nominal, 6-months”.

“Specified Non-Transferring Contracts” means (a) the license or distribution agreements currently in effect between CCR and the parties listed on Section 7.01(c) of the Disclosure Schedule and (b) those other agreements expressly identified in Section 3.12(a)(xvii) of the Disclosure Schedule or Section 3.12(a)(xviii) of the Disclosure Schedule as “Specified Non-Transferring Contracts”.

“Subject Equipment” has the meaning set forth in Section 2.01(a)(iii).

“Subject Equipment Threshold” has the meaning set forth in Section 2.10(b).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Substitute Subject Equipment” means any cold drink and vending equipment included in the Subject Equipment at the Closing (other than the Key Subject Equipment) that (a) the Buyer or the Sellers are able, in the ordinary course of business, to locate prior to delivery of the Missing Equipment Notice, (b) has an Agreed Replacement Value (which, for Subject Equipment that the Sellers do not possess the records to determine the Agreed Replacement Value, shall be calculated consistent with “Remaining Value” as set forth in Section E of the Disclosure Schedule) comparable to, is in the same equipment category as, and has a Weighted Average Value identical to, the Key Subject Equipment that the Buyer has failed to locate or the existence of which the Buyer has failed to determine during the six (6) months following the delivery by the Sellers to the Buyer of the Closing Key Subject Equipment Schedule, (c) (i) the Sellers have assigned a Net Book Value greater than $20 as of the Closing Date or (ii) for Subject Equipment that the Sellers do not possess the records to determine the actual Net Book Value, would have a deemed Net Book Value greater than $20 (calculated by dividing (A) the “Average Cost” of the category of equipment set forth in Section E of the Disclosure Schedule into which the applicable item of equipment falls by (B) the “UEL” (or “Useful Estimated Life”) of such equipment set forth in Section E of the Disclosure Schedule, and multiplying that number by the difference of (x) the Useful Estimated Life of such equipment minus (y) the difference of

(i) the year in which the Closing occurs, minus (ii) the year in which such equipment was manufactured (such difference described in subclause (y) being referred to herein as the “Equipment Age”); if the Equipment Age of such item of equipment exceeds its “Useful Estimated Life”, its Net Book Value will be deemed to be zero), (d) has neither been serviced within the twenty-four (24) months prior to the Closing Date nor produced revenue within the twelve (12) months prior to the Closing Date, and (e) is in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted.

“Supplier” means each of the twenty (20) largest suppliers to the Business as measured by the dollar amount of purchases made by the Sellers and their Affiliates solely in connection with the Business during the twelve (12) month period ended on the date hereof.

“Survey” means either a new survey obtained by the Buyer with respect to any of the Real Property or any update of an Existing Survey obtained by the Buyer.

“Surveyed Properties” means the Real Property identified on Section F of the Disclosure Schedule for which as of the date hereof Surveys exist.

“Tangible Personal Property” has the meaning set forth in Section 2.01(a)(iv).

“Target Net Working Capital Amount” means an amount equal to the four (4) quarter average “NWC” (as defined in this paragraph) for 2016 in the Territory. As used herein, “NWC” means (a) the Net Book Value of the current assets of the Business listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the Net Book Value of the current liabilities of the Business listed on Section B-2 of the Disclosure Schedule, in each case, as of the Sellers’ last accounting day of each fiscal quarter in 2016 and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology and the Closing Financial Information.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Assets” means all Tax refunds, credits, losses or rebates attributable to a taxable period (or portion thereof) beginning prior to the Closing Date and prepayments of Taxes made prior to the Closing Date.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refunds, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“TCCC” means The Coca-Cola Company, a Delaware corporation.

“TCCC Indemnified Parties” has the meaning set forth in Section 9.03.

“TCCC Names” has the meaning set forth in Section 5.12.

“Terminating Buyer Breach” has the meaning set forth in Section 8.01(c).

“Terminating Seller Breach” has the meaning set forth in Section 8.01(d).

“Territory” means the geographic area described in Exhibit E attached to this Agreement, subject to any changes that may be reflected in the CBA Amendment as of the Closing.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party Claim Response Period” has the meaning set forth in Section 9.04(a).

“Third Party Intellectual Property” means any Intellectual Property owned by a third party that is incorporated into or otherwise used in the Transferred Assets, other than the Transferred Licensed Intellectual Property.

“Threshold Calculation” has the meaning set forth in Section 2.10(b).

“Title Commitment” has the meaning set forth in Section 5.15(a).

“Title Defects” has the meaning set forth in Section 5.15(b).

“Titled Vehicles” has the meaning set forth in Section 5.20.

“Transaction Taxes” has the meaning set forth in Section 6.01.

“Transferred Assets” has the meaning set forth in Section 2.01(a).

“Transferred Fountain Equipment” means all fountain equipment owned by CCR (including, for example, fountain equipment owned by CCR situated on the property of local fountain customers) that (a) is primarily related to, or primarily used or primarily held for use in connection with, the Business and (b) primarily supports the sale of post-mix products to LMP customers in the Territory.

“Transferred Licensed Intellectual Property” has the meaning set forth in Section 2.01(a)(ix).

“Transition Services Agreement” means the Transition Services Agreement(s) among the Sellers (or their Affiliates) and the Buyer in a form to be mutually agreed among the Sellers and the Buyer.

“Union” has the meaning set forth in Section 3.13(b).

“US FDA” has the meaning set forth in Section 3.16(a).

“Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the Territory during the most recent four (4) fiscal quarters completed on or prior to the Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the Closing Financial Information.

“Weighted Average Value” has the meaning set forth in Section 2.10(a).

EXHIBIT B

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale, Assignment and Assumption”) is made and entered into as of October 2, 2017, by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“CCR”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Buyer”).

WHEREAS, CCR and the Buyer are parties to that certain Asset Purchase Agreement, dated as of September 29, 2017 (the “Purchase Agreement”), pursuant to which, among other things, CCR has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase, acquire and accept from CCR, certain assets of CCR and, in connection therewith, the Buyer has agreed to assume certain liabilities and obligations of CCR related thereto; and

WHEREAS, this Bill of Sale, Assignment and Assumption is contemplated by the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment and Assumption. Effective as of the Closing, CCR hereby (a) sells, conveys, assigns, transfers and delivers (collectively, the “Assignment”) to the Buyer, free and clear of all Liens other than Permitted Liens, all right, title and interest in, to and under the assets set forth on Exhibit A attached hereto (the “CCBCC Transferred Assets”), and (b) assigns, transfers and delivers to the Buyer (i) the Assumed Liabilities related to the CCBCC Transferred Assets and (ii) the Assumed Liabilities described in Section 2.01(c)(iii) of the Purchase Agreement (collectively, the “CCBCC Assumed Liabilities”). The Buyer hereby accepts the Assignment and assumes and agrees to observe and perform the duties, obligations, terms, provisions and covenants of, and to pay and discharge when due, the CCBCC Assumed Liabilities, subject, in all cases, to the terms and conditions set forth in the Purchase Agreement.

3. Excluded Liabilities. The Buyer does not, and will not by the assumption of the CCBCC Assumed Liabilities or the acceptance of this Bill of Sale, Assignment and Assumption, assume any Excluded Assets or Excluded Liabilities, and the parties hereto agree that all such Excluded Assets and Excluded Liabilities will remain the sole responsibility of CCR or its Affiliates, as applicable, as set forth in the Purchase Agreement.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement will govern.

5. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Bill of Sale, Assignment and Assumption.

6. Binding Effect. This Bill of Sale, Assignment and Assumption and all of the provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. Controlling Law. This Bill of Sale, Assignment and Assumption will be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

8. Counterparts. This Bill of Sale, Assignment and Assumption may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Bill of Sale, Assignment and Assumption by facsimile or e-mail transmission will be as effective as delivery of a manually executed counterpart of this Bill of Sale, Assignment and Assumption.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

CCR:

COCA-COLA REFRESHMENTS USA, INC.

By:
Name:
Title:

BUYER:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement (Distribution – Memphis APA)

EXHIBIT A

CCBCC TRANSFERRED ASSETS

The rights of the Sellers to market, promote, distribute, and sell any beverage brands in the Territory pursuant to the Specified Non-Transferring Contracts, including, without limitation, beverage brands owned or licensed by Dr. Pepper Snapple Group, Inc., other than any such rights relating to the Tum-E YummiesTM and MEC beverage brands.

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into effective as of             , 2017 (the “Effective Date”), by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“Assignor”), and COCA-COLA BOTTLING CO. CONSOLIDATED,1 a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the tenant under that certain [DESCRIBE LEASE] (the “Lease”), for the demised premises described therein as set forth on Exhibit A attached hereto (the “Premises”); and

WHEREAS, in connection with that certain Asset Purchase Agreement, dated as of September 29, 2017 (the “Purchase Agreement”), by and among Assignor and Assignee, Assignor has agreed to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee has agreed to accept such assignment and assume and perform Assignor’s liabilities and obligations arising under the Lease from and after the Closing, all in accordance with this Assignment and the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignment. Assignor hereby assigns, transfers, and delivers to Assignee all of Assignor’s right, title and interest as lessee or tenant in and to the Lease and all of the rights, benefits and privileges of the lessee or tenant thereunder, together with all security and other deposits and advance rent, if any, paid by Assignor under the Lease, to the extent provided under the Purchase Agreement.

2. Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Lease (arising on and after the Closing) and agrees to perform all obligations of Assignor under the Lease, to the extent provided under the Purchase Agreement.

3. Governing Law. This Assignment will be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

4. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

[1]	NTD: Prior to Closing, CCBCC may assign its rights to acquire the real estate leases to one of its wholly owned subsidiaries as contemplated by Section 10.06 of the Purchase Agreement.

5. Counterparts. This Assignment may be executed by the parties in counterparts (including by means of facsimile or PDF signature pages delivered electronically), in which event the signature pages thereof shall be combined in order to constitute a single original document.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

7. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement will govern.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

ASSIGNOR:

COCA-COLA REFRESHMENTS USA, INC.

By:
Name:
Title:

ASSIGNEE:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

Signature Page to Assignment and Assumption of Lease

EXHIBIT A

Description of Premises

[INCLUDE LEGAL DESCRIPTION FROM LEASE]

CONFIDENTIAL	EXHIBIT D

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of [            ], 2017 (the “Closing Date”), is made by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“Seller”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (“Buyer”).

WHEREAS, the above-named parties have previously entered into an Asset Purchase Agreement, as defined below;

WHEREAS, such parties agreed to enter into and execute this Employee Matters Agreement as a condition to the Closing; and

WHEREAS, this Employee Matters Agreement sets forth the terms and conditions for the employment of, and the provision of employment benefits to, the Business Employees, as defined below.

NOW, THEREFORE, the parties to this Employee Matters Agreement agree as follows:

ARTICLE I – DEFINITIONS

Capitalized terms used in this Employee Matters Agreement that are not defined below or elsewhere in this Employee Matters Agreement shall have the meaning set forth in the Asset Purchase Agreement.

(a) “Accrued Amounts” shall have the meaning set forth in Section 3.8(a) hereof.

(b) “Active Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (i) actively performs work on behalf of Seller or (ii) is not actively performing work on behalf of Seller due to vacation, holiday, illness or injury (other than an employee receiving workers’ compensation benefits or on an approved leave of absence, including FMLA or military leave), jury duty, or bereavement leave in accordance with applicable policies of Seller. For the avoidance of doubt, any Business Employee who is a part-time employee will be considered an “Active Business Employee” and any Business Employee who was working under Seller’s Modified Duty Program and has returned to regular duty as of the date immediately prior to the Closing Date will be considered an “Active Business Employee”.

(c) “Anniversary Date” means the one-year anniversary of the Closing Date.

(d) “Asset Purchase Agreement” means the Asset Purchase Agreement, dated September 29, 2017, by and between Seller and Buyer, including the schedules, appendices, exhibits, amendments, and ancillary agreements attached thereto and made a part thereof.

(e) “Business Employees” means all of the individuals identified on Exhibit A attached hereto. Each Business Employee will be either an “Active Business Employee” or an “Inactive Business Employee” as those terms are defined in this Employee Matters Agreement.

(f) “Buyer” shall have the meaning set forth in the preamble to this Employee Matters Agreement.

(g) “Buyer Savings Plan” shall have the meaning set forth in Section 3.4 hereof.

(h) “Buyer’s Auto-Allowance Policy” shall have the meaning set forth in Section 3.6 hereof.

(i) “Cause” shall have the meaning set forth in Section 3.1 hereof.

(j) “CCR Exempt Employee Severance Plan” shall have the meaning set forth in Section 2.2 hereof.

(k) “Closing Date” shall have the meaning set forth in the preamble to this Employee Matters Agreement.

(l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m) “Deferred Hire Date” shall have the meaning set forth in Section 2.3 hereof.

(n) “Delaware Courts” shall have the meaning set forth in Section 5.4(b) hereof.

(o) “Employee Matters Agreement” means this Employee Matters Agreement by and between Seller and Buyer, including the appendices and amendments attached hereto and made a part hereof.

(p) “Employment-Related Obligations” shall have the meaning set forth in Section 4.3(a) hereof.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “FMLA” means the Family Medical Leave Act of 1993, as amended.

(s) “Inactive Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (i) is not actively performing work on behalf of Seller and (ii) is on an approved leave of absence, including FMLA or military leave, or is receiving workers’ compensation benefits. For the avoidance of doubt, any Business Employee who was performing work pursuant to Seller’s Modified Duty Program immediately before the Closing and has not returned to regular duty will be placed on leave by Seller before the Closing Date and will be considered an “Inactive Business Employee”.

(t) “Selected Employees” means a group, mutually agreed upon by Seller and Buyer, of less than five percent (5%) of the aggregate number of Active Business Employees who are not concentrated in any one geographic market or business function.

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(u) “Seller” shall have the meaning set forth in the preamble to this Employee Matters Agreement.

(v) “Seller Employee Plans” means any health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, fringe benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by Seller or its Affiliates for the Business Employees, other than the plans established pursuant to statute.

(w) “Transferred Employee” shall have the meaning set forth in Section 2.3 hereof.

(x) “WARN” shall have the meaning set forth in Section 2.5 hereof.

ARTICLE II – EMPLOYMENT

2.1 Offer of Employment.

(a) Prior to the Closing Date, except as otherwise provided in this Section 2.1, Buyer shall have made offers of employment applicable to each Business Employee, provided that Buyer shall not be required to make an offer of employment to the Selected Employees. Prior to the Closing Date, Seller shall provide Buyer with a list of the Business Employees to whom such offers of employment shall be made, which list may be subject to modification but shall be final as of the date immediately prior to the Closing Date and is attached hereto as Exhibit A.

(b) With respect to each Inactive Business Employee, Buyer and Seller agree as follows:

If such Inactive Business Employee returns to work during the period during which such Inactive Business Employee’s employment is protected under the FMLA, then Buyer agrees to hire such Inactive Business Employee, effective upon his or her return to work and upon such terms and conditions as set forth in the FMLA.

If such Inactive Business Employee returns to work within twelve (12) months after the Closing but after the period during which such Inactive Business Employee’s employment is protected under the FMLA, Buyer will hire such Inactive Business Employee if any comparable position with Buyer is available for which such Inactive Business Employee is qualified. If no such comparable position with Buyer is available at such time, such Inactive Business Employee will not become a Transferred Employee and Buyer shall have no further obligation with respect to such Inactive Business Employee. Such Inactive Business Employee may apply for vacant positions with Buyer.

2.2 Terms of Offer. Each offer of employment made to a Business Employee pursuant to Section 2.1 hereof shall provide for: (a) employment with Buyer or a Buyer Subsidiary, (b) until at least the Anniversary Date, a total compensation amount (comprised of base salary or hourly wage, plus potential short-term incentive compensation target (annual, local and sales), if any) that is comparable in the aggregate to such Business Employee’s total

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compensation amount in effect as of immediately prior to the Closing Date, except for (i) performance-based adjustments to short-term incentives and (ii) overtime, and (c) if the Business Employee is a salaried employee whose work location prior to the Closing Date is more than fifty (50) miles from the required work location for Buyer, a requirement that the employee agree to relocate to Buyer’s required work location in accordance with Buyer’s policies. Buyer shall have no obligation to hire a Business Employee who receives a contingent offer pursuant to subclause (c) who does not agree to relocate to Buyer’s required work location; however, Buyer agrees to pay one hundred percent (100%) of the cost of severance benefits pursuant to Seller’s Severance Pay Plan for Exempt Employees effective January 1, 2012 (the “CCR Exempt Employee Severance Plan”), if Seller is unsuccessful in identifying an alternate position for the employee within Seller’s organization within a reasonable time after the Closing Date. The parties hereto understand and agree that Buyer will bear one hundred percent (100%) of the expense associated with maintaining such total compensation amount referred to in subclause (b) above with respect to each Business Employee who becomes a Transferred Employee (as defined below). The parties hereto also understand and agree that, except as expressly set forth in this Employee Matters Agreement, Buyer will have sole discretion and sole responsibility regarding the Transferred Employees’ salaries, hourly wages and short-term incentive compensation.

2.3 Transferred Employees. Buyer shall give each Business Employee until the close of business on the date immediately prior to the Closing Date to accept an offer of employment made pursuant to this Article II, except as otherwise provided in Section 2.1(b) hereof. A Business Employee who accepts employment with Buyer and commences working for Buyer shall become a “Transferred Employee”. Each Active Business Employee who accepts employment with Buyer shall become a Transferred Employee effective on the Closing Date and shall terminate his or her employment with Seller as of the day immediately prior to the Closing Date. Each Inactive Business Employee who accepts employment with Buyer shall become a Transferred Employee on the date he or she returns to work (“Deferred Hire Date”), provided such date is on or before the Anniversary Date, and shall terminate his or her employment with Seller as of the date immediately prior to the Deferred Hire Date. If an Inactive Business Employee does not return to work on or before the Anniversary Date, Buyer shall have no obligation under this Employee Matters Agreement to hire such employee, and such employee shall not become a Transferred Employee. Buyer agrees that it will not institute a reduction in force or otherwise terminate any Transferred Employees, other than for Cause, for a period of thirty (30) days after the Closing.

2.4 Rejected Offers. Except as provided in Section 2.2 hereof, Buyer shall have no obligation with respect to any Business Employee who rejects Buyer’s offer of employment made pursuant to Section 2.1 hereof. Except as referred to in Section 2.2 hereof, it is the intent of the parties that such employee shall not be entitled to any termination or severance benefits as a result of the closing of the transactions contemplated by the Asset Purchase Agreement, and each of the parties shall cause their respective severance plans, policies, programs or arrangement to be interpreted and administered consistent with such intent.

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2.5 WARN. The parties acknowledge their mutual understanding and intent that because of Buyer’s obligation to offer employment to each Business Employee pursuant to Section 2.1 hereof, the termination of such Business Employees upon the closing of the transactions contemplated by the Asset Purchase Agreement shall not constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law. Accordingly, Buyer shall be solely responsible and agrees to indemnify and hold Seller harmless for any Losses under WARN or any similar state or local law arising out of Buyer’s failure to offer employment to all of the Business Employees pursuant to Section 2.1 hereof. Buyer further agrees that it shall be solely responsible for any liability under WARN or any similar state or local law for any terminations of Transferred Employees occurring on or after the Closing Date.

ARTICLE III – EMPLOYEE BENEFITS

3.1 Severance. Each Transferred Employee will be eligible to participate in Buyer’s severance plans (if any) under the same terms and conditions as other similarly-situated employees of Buyer. Until the Anniversary Date, Buyer agrees to provide to any Transferred Employee who is involuntarily terminated by Buyer for any reason, other than for Cause (as defined herein), severance benefits that are no less favorable than the severance benefits such employee would have received under the CCR Exempt Employee Severance Plan or the Coca-Cola Refreshments Severance Pay Plan for Nonexempt Employees, as in effect and applicable to such employee immediately prior to the Closing Date, it being understood that Buyer will bear one hundred percent (100%) of the cost of any severance benefits so paid pursuant to this Section 3.1. For purposes of this Section 3.1, “Cause” means a reason for termination based on an employee’s inappropriate behavior or conduct in violation of Buyer’s rules, policies, or directives and/or in violation of law, specifically excluding, however, an employee’s inability to meet performance goals or criteria. Buyer further agrees that any such severance benefits paid in accordance with this Section shall be conditioned upon the Transferred Employee executing and timely returning a release of claims agreement, the form of which, in the case of severance paid pursuant to the second sentence of this Section 3.1, shall be mutually acceptable to Buyer and Seller and shall include, without limitation, a release of any and all claims such employee may have arising out or relating to such employee’s employment with Seller and Buyer or the termination thereof.

3.2 Service Credit. Buyer shall take all actions necessary such that Transferred Employees shall be credited for their actual and credited service with Seller and each of its Affiliates, for purposes of participation, eligibility and vesting in Buyer’s “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), the Buyer Savings Plan, and Buyer’s vacation, service awards, and any other plans, policies or practices in which Transferred Employees may commence participation after the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such Transferred Employee.

3.3 Health and Welfare Benefits.

(a) Buyer shall take all action necessary to ensure that the Transferred Employees will be eligible to participate in Buyer’s “employee welfare benefit plan” to the same extent as Buyer’s other employees. Buyer shall take all action necessary to ensure that, to the extent permitted under Buyer’s “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) covering Transferred Employees after the Closing, such plans shall (i) waive any pre-existing condition exclusions, (ii) waive any proof of insurability, and (iii) recognize, for purposes of satisfying any deductibles and out-of-pocket amounts maximums during the plan

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year in which the Closing Date occurs, any payments made by any Transferred Employee toward deductibles and out-of-pocket maximums in any health or other insurance plan of Seller or an Affiliate of Seller. Within thirty (30) days after the Closing Date, Seller will make available to Transferred Employees a one-time cash payment to offset higher costs for employees in Buyer’s “employee welfare benefit plans” (if applicable), calculated for a period of two (2) years. Buyer and Seller will share the cost and expense of providing such payment as mutually agreed by the parties.

(b) Business Employees who meet the eligibility requirements under Seller’s retiree medical plan prior to the Closing Date may elect retiree medical benefits under such plan, and be eligible for hire by Buyer. Buyer will not offer retiree medical benefits to Transferred Employees. Seller will make available a one-time reimbursement payment to Transferred Employees who are adversely affected by the loss of retiree medical benefits as a result of the Closing and will bear one hundred percent (100%) of the cost of this payment (if applicable).

3.4 401(k) Benefits. Seller shall cause The Coca-Cola Company 401(k) Plan to fully vest the Transferred Employees in their accounts immediately prior to his or her termination of employment with Seller. Buyer and Seller will share the cost and expense of providing such full vesting as mutually agreed by the parties. Transferred Employees will be eligible to participate in one or more defined contribution savings plans intended to qualify under Section 401(a) and 401(k) of the Code (“Buyer Savings Plan”) and, effective as of the Closing Date, Buyer shall cause the Buyer Savings Plan to provide for receipt of Transferred Employees’ distribution of their account balances, including any outstanding loans and shares of The Coca-Cola Company common stock, in the form of an eligible rollover distribution from The Coca-Cola Company 401(k) Plan, provided such rollovers are made at the election of the Transferred Employees.

3.5 Pension Benefits. Seller shall cause The Coca-Cola Company Pension Plan to fully vest the Transferred Employees in their accrued benefit effective immediately prior to his or her termination of employment with Seller. In addition, Seller shall cause The Coca-Cola Company Pension Plan to provide an additional benefit accrual to each Transferred Employee, as of the date immediately before such employee’s termination of employment with Seller, an amount equal to the difference between (i) the benefit accrual such employee would have received under The Coca-Cola Company Pension Plan if he or she had remained employed by Seller or its Affiliates from the date of his or her termination of employment with Seller until the second anniversary of the Closing Date, minus (ii) the excess (if any) between Buyer’s 401(k) matching formula and Seller’s 401(k) matching formula. Buyer and Seller will share the cost and expense of such full vesting and additional pension amount as mutually agreed by the parties. Notwithstanding the foregoing or any provision herein to the contrary, if Seller determines in good faith, that such additional benefit accrual under The Coca-Cola Company Pension Plan may cause the plan to violate Section 401(a) of the Code or is otherwise impermissible or inadvisable for any reason, Seller may, in its sole discretion, provide the amount set forth herein to the Transferred Employees in a lump-sum cash payment, subject to applicable tax withholding.

3.6 Automobile Allowance. Buyer agrees to adopt or maintain an automobile allowance policy (“Buyer’s Auto-Allowance Policy”) that is comparable, in the aggregate, to Seller’s automobile allowance policy in effect immediately prior to the Closing Date. Transferred Employees who participated in Seller’s automobile allowance policy immediately prior to Closing will be eligible to participate in Buyer’s Auto-Allowance Policy effective as of the Closing Date and until at least the Anniversary Date.

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3.7 COBRA Coverage. Seller shall be solely responsible for offering and providing any COBRA coverage with respect to any of the Business Employees who is a “qualified beneficiary,” who is covered by a Seller Employee Plan that is a “group health plan” and who experiences a “qualifying event” on or prior to the date the employee becomes a Transferred Employee. Buyer shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employee (or other qualified beneficiary), who becomes covered by a group health plan sponsored or contributed to by Buyer and who experiences a qualifying event subsequent to the date the employee becomes a Transferred Employee. For purposes hereof, each of “qualified beneficiary”, “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

3.8 Vacation Pay, Holidays and Sick Pay.

(a) Buyer shall not assume or otherwise become liable for, and Seller shall not transfer to Buyer, any liabilities of Seller with respect to accrued but unused vacation or paid time off (excluding sick pay) (collectively, the “Accrued Amounts”). Seller shall pay to each Transferred Employee the Accrued Amount with respect to such employee in accordance with Seller’s regular payroll practices and procedures for the payment of wages to terminating employees. Seller will communicate the timing and amount of the payouts of the Accrued Amounts to Buyer. Up to and including the Anniversary Date, Buyer will honor Seller’s vacation and holiday policies as to the number of days available as in effect on the date immediately prior to the Closing for the benefit of the Transferred Employees; provided, that Buyer may, at its option, elect to provide the Transferred Employees with cash compensation in lieu of any such additional vacation or holidays that would be required under Seller’s vacation, paid time off, and holiday policies. Except as provided in this Section 3.8(a), Transferred Employees’ entitlement to vacation, paid time off or holidays will be accrued or available and used only in accordance with Buyer’s own vacation, paid time off and holiday policies.

(b) Buyer will offer a sick pay transition benefit to Transferred Employees, which will include the creation of a temporary “bank” and credit such bank for each Transferred Employee with the lesser of ten (10) sick pay days or the number of the Transferred Employee’s unused sick pay days as of the Closing Date as set forth in Seller’s payroll records that will be made available for use by the Transferred Employees until the Anniversary Date, and which will be in addition to, and not in lieu of, any sick pay days to which the Transferred Employees may be entitled under the Buyer’s existing sick pay policy. Unused days from this temporary “bank” will not be paid out to Transferred Employees after the Anniversary Date. The cost of providing this benefit will be shared between the parties, with Buyer bearing the cost of the additional sick days one (1) through five (5) and Seller bearing the cost of additional days six (6) through ten (10). After the Anniversary Date, the parties will review the implementation of the sick pay transition benefit and associated costs as compared to other programs implemented by expanding participating bottlers other than Buyer, and the parties may make such adjustments as are mutually agreed in order to ensure the continued effectiveness and consistency of similar programs that may be implemented in connection with future transactions, if any.

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3.9 Plan Authority. No Seller Employee Plans or assets of any Seller Employee Plans shall be transferred to Buyer or any Affiliate of Buyer. Nothing contained herein, express or implied, constitutes an amendment or modification to Seller Employee Plans or Seller policies, programs or arrangements. Nothing contained herein, express or implied, shall prohibit the parties or their Affiliates, as applicable, from adding, deleting or changing provider of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration of or in the design, coverage and benefits provided to such Transferred Employees. Without reducing the obligations set forth in this Article III, no provision in this Employee Matters Agreement shall be construed as a limitation on the right of the parties or their Affiliates, as applicable, to suspend, amend, modify or terminate any employee benefit plan. Further, no provision of this Employee Matters Agreement shall be construed as limiting the parties’ or their Affiliates’, as applicable, discretion and authority to interpret their respective employee benefit and compensation plans, agreements, arrangements, and programs in accordance with their terms and applicable law.

ARTICLE IV – OTHER EMPLOYEE MATTERS

4.1 Cooperation. Buyer and Seller shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Employee Matters Agreement; provided, that initially Seller shall only be required to provide records with respect to the following: initial employment dates, termination dates, reemployment dates, hours of service, current compensation, Transferred Employee FMLA usage in the twelve (12) months prior to Closing, year to date contributions to The Coca-Cola Company 401(k) Plan and Code Section 125 health and dependent flexible spending accounts and the timing and amount of the payouts of Accrued Amounts to each Transferred Employee pursuant to Section 3.8(a). Subject to applicable laws, in connection with the Closing, upon Buyer’s request Seller will transfer to Buyer the personnel and employment records of the Transferred Employees (including, without limitation, Department of Transportation records and performance appraisals) to the extent that Buyer determines in its reasonable judgment that such records are necessary for the ongoing operation of the Business; provided, that in such case Seller will provide original records (including electronic records) to Buyer unless Buyer requests copies or only copies are in existence.

4.2 No Third-Party Beneficiaries. Nothing contained herein, express or implied, (a) is intended to confer or shall confer upon any employee, Business Employee or Transferred Employee any right to employment or continued employment for any period of time by reason of this Employee Matters Agreement, or any right to a particular term or condition of employment, (b) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Employee Matters Agreement or (c) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Employee Matters Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, programs or arrangements for his or her rights thereunder.

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4.3 Employment Liabilities.

(a) Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (i) Employment-Related Obligations owed to any Business Employee (or their spouses or beneficiaries) to the extent arising prior to the Closing and (ii) any employees of Seller who are not hired by Buyer hereunder. Buyer shall indemnify, defend and hold harmless the TCCC Indemnified Parties against, and reimburse any TCCC Indemnified Party for, all Losses that such TCCC Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with Employment-Related Obligations owed to any Transferred Employee (or their spouses or beneficiaries) to the extent arising after the Closing. For purposes of this Employee Matters Agreement, “Employment-Related Obligations” means all Losses arising out of, related to, in respect of or in connection with employment relationships or alleged or potential employment relationships with the indemnifying party or their Affiliates relating to employees, leased employees, applicants and/or independent contractors or those individuals who are deemed to be employees of the indemnifying party or their Affiliates by contract or Law, including claims related to discrimination, torts, compensation for services (and related employment and withholding taxes), workers compensation or similar benefits and payments on account of occupational illnesses and injuries, employment contracts, invasion of privacy, infliction of emotional distress, defamation, slander, provision of leave under the FMLA or other similar Laws, car programs, relocation, expense-reporting, tax protection policies, claims arising out of WARN (except as otherwise set forth in Section 2.5) or employment, terms of employment, transfers, re-levels, demotions, failure to hire, failure to promote, compensation policies, practices and treatment, termination of employment, harassment, pay equity, employee benefits (including post-employment welfare and other benefits), employee treatment, employee suggestions or ideas, fiduciary performance, employment practices, the modification or termination of employee benefit plans, policies, programs, agreements and arrangement, and the like. Without limiting the generality of the foregoing, with respect to any employee, leased employees, and/or independent contractors or those individuals who are deemed to be employees, “Employment-Related Obligations” includes payroll and social security Taxes, contributions (whether voluntary or involuntary) to any retirement, health and welfare or similar plan or arrangement, notice, severance or similar payments required under Law and obligations under Law with respect to occupational injuries and illnesses.

(b) With respect to the parties’ indemnity obligations set forth in this Section 4.3, (i) all Losses shall be net of any third-party insurance proceeds which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Employee Matters Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) unless any such damages or items are awarded to a third party in a Third Party Claim, provided that this Section 4.3(b)(ii) shall not limit or restrict in any way the right or ability of an Indemnified Party to recover damages that are direct and reasonably foreseeable; and (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Employee Matters Agreement with respect to any Losses to the extent such Losses constitute a payment obligation of the Indemnified Party under this Employee Matters Agreement.

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(c) In addition to, and not in limitation of, the foregoing, the parties agree that Seller shall have no liability to indemnify any Buyer Indemnified Party under this Employee Matters Agreement with respect to any Losses to the extent such Losses are caused by or result from any action (i) that after the date of the Asset Purchase Agreement Buyer requested Seller to take or refrain from taking in writing pursuant to Section 5.01 of the Asset Purchase Agreement (other than actions Seller is already obligated to take or refrain from taking under this Employee Matters Agreement or the Asset Purchase Agreement), (ii) taken pursuant to a written consent from Buyer specifically authorizing such action, but only as long as Seller’s request for written consent to such action was not related to curing a breach of any representation, warranty or covenant of Seller hereunder or Sellers under the Asset Purchase Agreement, or (iii) that Seller or any of its Affiliates, having sought Buyer’s consent pursuant to Section 5.01 of the Asset Purchase Agreement, did not take as a result of Buyer having unreasonably withheld, delayed or conditioned the requested consent, other than, in the case of clauses (i) and (ii), any such Losses constituting costs and expenses specifically and intentionally incurred by Seller to take any such action requested by Buyer and agreed to by Seller.

ARTICLE V – MISCELLANEOUS

5.1 Entire Agreement. This Employee Matters Agreement (including Exhibit A attached hereto), together with the Asset Purchase Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be modified only in writing duly executed by the parties hereto.

5.2 Waiver. Neither the failure of any party hereto to insist upon the performance of any term or condition of this Employee Matters Agreement or to exercise any right or privilege conferred by this Employee Matters Agreement nor the waiver by any party of any such term or condition shall be construed as thereafter waiving any such term, condition, right or privilege.

5.3 Assignment. This Employee Matters Agreement shall be binding on the respective parties, their successors, legal representatives and assigns, and no party hereto shall have the right to assign, sublet, transfer, encumber or convey this Employee Matters Agreement or any interest in it without the written consent of the other party. Notwithstanding the preceding sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights and obligations under this Employee Matters Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries provided no such assignment shall relieve Buyer of any of its obligations hereunder.

5.4 Governing Law and Dispute Resolution.

(a) This Employee Matters Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

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(b) Each of the parties hereto agrees that any claims, causes of action or disputes that may be based upon, arise out of or relate to this Employee Matters Agreement, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Employee Matters Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 of the Asset Purchase Agreement; and

(iv) agrees that nothing in this Employee Matters Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

(c) Should any party institute any action or proceeding in court to enforce any provision of this Employee Matters Agreement or for damages by reason of any alleged breach of any provision of this Employee Matters Agreement or for any other judicial remedy with respect to this Employee Matters Agreement, the prevailing party will be entitled to receive from the losing party all reasonable attorneys’ fees of outside counsel and all reasonable out of pocket costs paid to third parties in connection with such proceeding. No attorneys’ fees shall be awarded for the respective parties in-house counsel.

5.5 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EMPLOYEE MATTERS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

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UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EMPLOYEE MATTERS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EMPLOYEE MATTERS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6 Severability. If any sentence, paragraph, clause, or portion of this Employee Matters Agreement is held to be in violation of any applicable law or public policy, such sentence, paragraph, clause or portion shall be of no effect, and the remainder of this Employee Matters Agreement shall be binding. In the event that any part of this Employee Matters Agreement is determined by a court of law to be unenforceable in any respect, Buyer and Seller jointly intend and hereby request that the court substitute a judicially enforceable provision in its place taking into consideration the intent of the parties.

5.7 Counterparts. This Employee Matters Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Employee Matters Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Employee Matters Agreement. This Employee Matters Agreement shall become effective and binding upon each proposed party hereto upon the execution and delivery of a counterpart hereof by such party.

5.8 Notice. Any notice required to be given by any party herein to the other shall be given in accordance with Section 10.02 of the Asset Purchase Agreement.

5.9 Rules of Construction. All references to the terms Article, Section, Exhibit and Schedule are references to the Articles, Sections, Exhibits and Schedules of or to this Employee Matters Agreement unless otherwise specified.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Employee Matters Agreement to be executed on the date first written above by their respective duly authorized officers.

COCA-COLA REFRESHMENTS USA, INC.

By
Name:
Title:

COCA-COLA BOTTLING CO. CONSOLIDATED

By
Name:
Title:

EXHIBIT A

BUSINESS EMPLOYEES

[To come.]

EXHIBIT E

Territory

State	County	Sales Center	Description
Arkansas	Crittenden	Memphis	All locations in Crittenden County

Arkansas	Cross	Memphis	All locations in Cross County

Arkansas	Lee	Memphis	All locations in Lee County

Arkansas	Phillips	Memphis	All locations in Phillips County

Arkansas	St. Francis	Memphis	All locations in St. Francis County, EXCLUDING those locations in the southwest corner that are west of Blossom Rd (Sfc 919) from the St. Francis – Lee County boundary to the St. Francis – Woodruff County boundary.

Mississippi	Benton	Memphis	All locations in Benton County that are west of a line that is five (5) miles east and south and parallel with the Mississippi Central Railroad (formerly the Illinois Central Railway).

Mississippi	Coahoma	Memphis	All locations in Coahoma County

Mississippi	DeSoto	Memphis	All locations in DeSoto County

Mississippi	Lafayette	Memphis	All locations in Lafayette County that are west of a line that is five (5) miles east of and parallel with the Mississippi Central Railroad (formerly the Illinois Central Railway).

Mississippi	Marshall	Memphis	All locations in Marshall County that are west of a line that is five (5) miles east of and parallel with the Mississippi Central Railroad (formerly the Illinois Central Railway).

Mississippi	Panola	Memphis	All locations in Panola County

Mississippi	Quitman	Memphis	All locations in Quitman County

Mississippi	Tate	Memphis	All locations in Tate County

Mississippi	Tunica	Memphis	All locations in Tunica County

Mississippi	Yalobusha	Memphis	All locations in Yalobusha County north of a one (1) mile buffer of running south of and parallel with State Highway 32, starting on the Yalobusha – Tallahatchie County boundary at a point (89°55’34.916“W 34°2’15.038“N) just south of the town of Oakland, Oakland included; thence eastwardly paralleling State Highway 32 to a point (89°38’55.209“W 34°7’3.874“N) where the buffer crosses State Highway 7 just north of Peeler Rd; thence continuing eastwardly and parallel to State Highway 32 to a point (89°30’27.766“W 34°3’8.869“N) on the Yalobusha – Calhoun County boundary.

Tennessee	Fayette	Memphis	All locations in Fayette County

Exhibit E – page 1

State	County	Sales Center	Description
Tennessee	Hardeman	Memphis	All locations in Hardeman County north and west of a line that originates at the intersection (89°4’43.966“W 35°25’53.153“N) of the Hardeman – Haywood – Madison County boundaries; thence southwardly to the intersection (89°4’42.166“W 35°21’39.568“N) of Vildo Road and May Road; thence southwesterly to a point at the intersection (89°7’51.364“W 35°19’9.413“N) of US Highway 64 and State Highway 100; thence westwardly along US Highway 64 in a thousand (1000) foot buffer to a point (89°9’49.209“W 35°19’5.199“N) at the intersection of Main St and US Highway 64; thence southeastwardly to a point (89°9’47.731“W 35°18’23.386“N) on Whiteville-Newcastle Rd, thence south and west along Whiteville-Newcastle Rd to a point (89°10’29.268“W 35°17’17.592“N) at the intersection of Whiteville-Newcastle Rd & Morrison Rd; thence southwestwardly along Morrison Rd to a point (89°11’18.845“W 35°16’15.56“N) where Morrison Rd crosses the Hardeman – Fayette County boundary.

Tennessee	Haywood	Memphis	All locations in Haywood County south of the Hatchie River.

Tennessee	Shelby	Memphis	All locations in Shelby County

Tennessee	Tipton	Memphis	All locations in Tipton County south of a line starting at a point (89°28’19.555“W 35°28’30.908“N) on the Tipton – Haywood county boundary where McDonald Rd crosses the county line; thence westwardly, parallel to and 300 feet north of, McDonald Rd to a point (89°28’34.735“W 35°28’31.612“N) at the intersection of McDonald Rd and Bud Eubank Rd; thence westwardly in a straight line to a point (89°31’6.631“W 35°28’29.768“N) at the intersection of Salem Rd and Charleston – Mason Rd; thence west, parallel to and 300 feet north of, Salem Rd to a point (89°33’55.214“W 35°28’39.198“N) at the intersection of Salem Rd, Brammer Rd, and Pickens Rd; thence westwardly, parallel to and 300 feet north of, Pickens Rd to a point (89°35’5.282“W 35°28’41.135“N) at the intersection of Pickens Rd, TN-59 S, & Pickens Store Rd; thence west and south, parallel to and 300 feet west of, Pickens Store Rd to a point (89°36’20.61“W 35°26’39.099“N) at the intersection of Pickens Store Rd, Mason-Malone Rd, & Kelly Corner Rd; thence west and north, parallel to and 300 feet north of, Kelly Corner Rd to a point (89°39’11.399“W 35°26’51.831“N) at the intersection of Kelly Corner Rd and Mt Carmel Rd; thence northwest on the connector road across TN-14 to a point (89°39’13.569“W 35°26’53.663“N) at the intersection of Brighton Clopton Rd and Mt Carmel Rd; thence north, parallel to and 300 feet west of, Mt Carmel Rd to a point (89°38’56.558“W 35°30’13.037“N) at the intersection of Mt Carmel Rd and Morris Rd; thence west, parallel to and 300 feet north of, Morris Rd to a point (89°40’31.309“W 35°30’17.446“N) at the intersection of Morris Rd and Old Memphis Rd; thence a south approximately 40 feet along Old Memphis Rd to a point (89°40’31.582“W 35°30’17.171“N) at the intersection of Old Memphis Rd and Smith Grove Rd; thence southwestwardly to a point (89°43’19.778“W 35°29’48.668“N) at the intersection of US-51 N and the Indian Creek Canal; thence northwestwardly to a point (89°46’14.001“W

Exhibit E – page 2

State	County	Sales Center	Description
35°30’55.448“N) at the intersection of Holly Grove Rd and the Indian Creek Canal; thence southwestwardly to a point (89°48’28.109“W 35°30’44.889“N) at the intersection of Candy Lane and Boswell Rd; thence northwestwardly to a point (89°50’17.505“W 35°30’53.259“N) at the intersection of Munford Giltedge Rd and McClerkin Rd; thence west and north, parallel to and 300 feet north of, McClerkin Rd to a point (89°52’4.444“W 35°31’13.376“N) at the intersection of TN-59 W and McClerkin Rd; thence northwest to a point (89°54’34.019“W 35°32’17.293“N) at the intersection of Tipton, Lauderdale, and Mississippi counties.

Exhibit E – page 3